Filed Pursuant to Rule 424(b)(2)

File No. 333-213710

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Maximum Aggregate Offering Price(1)	Amount of Registration Fee(1)
Fixed-to-floating rate non-cumulative perpetual preferred stock, Series A(1)	$250,000,000	$28,975

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933.

Prospectus supplement

(To prospectus dated September 20, 2016)

10,000,000 shares of

Fixed-to-floating rate non-cumulative perpetual preferred stock, Series A

We are offering 10,000,000 shares of our fixed-to-floating rate non-cumulative perpetual preferred stock, Series A, par value $0.01 per share, with a liquidation preference of $25.00 per share (the “Preferred Stock”).

We will pay dividends on the Preferred Stock, when, as and if declared by our board of directors or a duly authorized committee of our board of directors and to the extent that we have lawfully available funds to pay dividends. From the date of original issuance to, but excluding, December 15, 2026, if declared, dividends will accrue and be payable on the liquidation preference amount, on a non-cumulative basis, at a rate of 5.625% per annum, payable quarterly in arrears, on March 15, June 15, September 15 and December 15 of each year, beginning on December 15, 2016. From and including December 15, 2026, if declared, dividends will be payable on the liquidation preference amount, on a non-cumulative basis, at a floating rate equal to three-month LIBOR plus a spread of 4.02% per annum, payable quarterly in arrears, on March 15, June 15, September 15 and December 15 of each year.

Dividends on the Preferred Stock will not be cumulative. If for any reason our board of directors or a duly authorized committee of our board of directors does not declare a dividend on the Preferred Stock in respect of a dividend period, then no dividend shall be deemed to have accrued for such dividend period or be payable on the applicable dividend payment date, and we will have no obligation to pay any dividend for that dividend period, whether or not dividends on the Preferred Stock are declared for any future dividend period. Dividends on the Preferred Stock will not be declared or paid or a sum sufficient for the payment thereof set aside to the extent such act would cause us to fail to comply with any applicable laws and regulations, including applicable capital adequacy rules of any appropriate federal banking regulator or agency.

We may redeem the Preferred Stock at our option, in whole or in part, from time to time, on or after December 15, 2026, at a redemption price equal to $25.00 per share, plus any declared and unpaid dividends for prior dividend periods and any accrued but unpaid (whether or not declared) dividends for the then-current dividend period to, but excluding, the redemption date. We may also redeem the Preferred Stock upon certain events involving regulatory capital treatment as described in this prospectus supplement, subject to regulatory approval.

The Preferred Stock will not have any voting rights, except as set forth under “Description of preferred stock—Voting rights.”

See the information under “Risk factors” beginning on page S-11 of this prospectus supplement, page ii of the accompanying prospectus and the risk factors contained in our Annual Report on Form 10-K for the year ended December 31, 2015, incorporated by reference herein, for a discussion of certain risks that you should consider in connection with an investment in the Preferred Stock.

The shares of Preferred Stock are not deposits or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation (“FDIC”) or any other governmental agency or instrumentality.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of the Preferred Stock or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per share	Total

Public offering price(1)	$25.00	$250,000,000

Underwriting discount and commissions(2)	$0.4626	$4,625,737.50

Proceeds (before expenses)(1)	$24.5374	$245,374,262.50

(1)	Plus accrued dividends, if any, from the date of original issuance, which is expected to be October 31, 2016.

(2)	Reflects 7,877,000 shares of Preferred Stock sold to institutional investors, for which the underwriting discount to be deducted from the public offering price is $0.375 per share of Preferred Stock, and 2,123,000 shares of Preferred Stock sold to other investors, for which the underwriting discount deducted will be $0.7875 per share of Preferred Stock.

We intend to apply to list the shares of Preferred Stock on the NASDAQ Global Select Market (“NASDAQ”) under the symbol “PBCTP.” If the application to list is approved, trading of the shares of Preferred Stock on NASDAQ is expected to begin within 30 days after they are first issued. Our common stock is listed on NASDAQ under the symbol “PBCT.”

We expect to deliver the shares of Preferred Stock to investors through the book-entry delivery system of The Depository Trust Company and its participants, including the Euroclear Bank S.A. / N.V., as operator of the Euroclear System, or Clearstream Banking, S.A., against payment in New York, New York on or about October 31, 2016.

Our affiliates, including People’s Securities, Inc., may use this prospectus supplement and the accompanying prospectus in connection with offers and sales of the shares in the secondary market. These affiliates may act as principal or agent in those transactions. Secondary market sales will be made at prices related to market prices at the time of sale.

Joint bookrunners

J.P. Morgan	Wells Fargo Securities	Goldman, Sachs & Co.	Keefe, Bruyette & Woods A Stifel Company

Co-manager

Janney Montgomery Scott

October 24, 2016

You should rely only on the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell the shares in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

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We expect that delivery of the shares of Preferred Stock will be made on about October 31, 2016, which will be more than three U.S. business days after the date of pricing of the Preferred Stock (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in three business days, unless the parties to the trade expressly agree otherwise. Accordingly, purchasers who wish to trade their shares of the Preferred Stock on the initial pricing date of the shares of Preferred Stock or the succeeding business day will be required, by virtue of the fact that the shares of Preferred Stock initially will settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement and should consult their advisors.

About this prospectus supplement

This document consists of two parts. The first part is the prospectus supplement, which describes the specific terms of the offering. The second part is the prospectus, which describes more general information, some of which may not apply to the offering. You should read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the headings “Where You Can Find More Information” in the accompanying prospectus and “Where you can find more information” below.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus supplement to “we,” “our,” and “us” refer to People’s United Financial, Inc. and its consolidated subsidiaries, including People’s United Bank, National Association, our principal banking subsidiary.

If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement.

Currency amounts in this prospectus supplement are stated in U.S. dollars.

Where you can find more information

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). Our SEC filings are available to the public at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available at the offices of the NASDAQ Global Select Market, located at 1735 K Street, N.W., Washington, D.C. 20006.

The SEC allows us to “incorporate by reference” into this prospectus supplement the information in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and should be read with the same care. When we update the information contained in this prospectus supplement or in documents that have been incorporated by reference, by making future filings with the SEC, the information in this prospectus supplement or incorporated by reference in this prospectus supplement is considered to be automatically updated and superseded. In other words, in all cases, if you are considering whether to rely on information contained in this prospectus supplement or information incorporated by reference into this prospectus supplement, you should rely on the information contained in the document that was filed later.

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We incorporate by reference the documents listed below and any additional documents we file with the SEC in the future under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, until our offering is completed (other than information and exhibits in such documents that are deemed, in accordance with the Exchange Act and SEC rules, not to have been filed under the Exchange Act):

•	Annual Report on Form 10-K for the year ended December 31, 2015;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016; and

•	Current Reports on Form 8-K filed on April 22, 2016, June 27, 2016, June 28, 2016 and July 22, 2016 (Item 8.01 only).

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, upon written or oral request to us at the following address:

People’s United Financial, Inc.

Investor Relations

850 Main Street, 15th Floor,

Bridgeport, Connecticut 06604

(203) 338-4581

Special note regarding forward-looking statements

Certain statements in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus may be considered to be “forward-looking statements” as that term is defined in the U.S. Private Securities Litigation Reform Act of 1995, such as statements that include the words “believe,” “expect,” “anticipate,” “intend,” “target,” “estimate,” “continue,” “positions,” “plan,” “predict,” “project,” “forecast,” “guidance,” “goal,” “objective,” “prospects,” “possible” or “potential,” by future conditional verbs such as “assume,” “will,” “would,” “should,” “could” or “may,” by variations of such words or by similar expressions, and include all statements about our operating results or financial position for future periods. Forward-looking statements represent management’s beliefs, based upon information available at the time the statements are made, with regard to the matters addressed; they are not guarantees of future performance.

All forward-looking statements are subject to risks and uncertainties that could cause our actual results or financial condition to differ materially from those expressed in or implied by such statements. Factors of particular importance to us include, but are not limited to:

•	changes in general, international, national or regional economic conditions;

•	changes in interest rates;

•	changes in loan default and charge-off rates;

•	changes in deposit levels;

•	residential mortgage and secondary market activity;

•	changes in levels of income and expense in non-interest income and expense related activities;

•	changes in accounting and regulatory guidance applicable to banks;

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•	price levels and conditions in the public securities markets generally;

•	the consummation of proposed acquisitions;

•	the successful integration of acquired companies;

•	competition and its effect on pricing, spending, third-party relationships and revenues; and

•	changes in regulation resulting from or relating to financial reform legislation.

All forward-looking statements can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Consequently, no forward-looking statement can be guaranteed.

Additional factors that may cause future results to differ materially from forward-looking statements can be found in portions of our periodic and current reports filed with the SEC and incorporated by reference in this prospectus supplement. These factors include, for example, those discussed in the “Risk factors” section beginning on page S-11 of this prospectus supplement, the “Risk Factors” section beginning on page ii of the accompanying prospectus and “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015. There is no assurance that any list of risks and uncertainties or risk factors is complete.

Any forward-looking statements made by or on behalf of us in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference in this prospectus supplement or the accompanying prospectus speak only as of the date of this prospectus supplement, the accompanying prospectus or such document incorporated by reference in this prospectus supplement or the accompanying prospectus, as the case may be. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Summary

The following summary should be read together with the information contained in other parts of this prospectus supplement and the accompanying prospectus. This summary highlights selected information from this prospectus supplement and the accompanying prospectus to help you understand the offering of the Preferred Stock. You should read this prospectus supplement and the accompanying prospectus, including the documents we incorporate by reference in this prospectus supplement and the accompanying prospectus, carefully to understand fully the terms of the Preferred Stock as well as the other considerations that are important to you in making a decision about whether to invest in the Preferred Stock. You should pay special attention to the “Risk factors” section beginning on page S-11 of this prospectus supplement, the “Risk Factors” section beginning on page ii of the accompanying prospectus and in “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference in this prospectus supplement, before you determine whether an investment in the Preferred Stock is appropriate for you.

People’s United Financial, Inc.

People’s United Financial, Inc. (“People’s United” or the “Company”) is a bank holding company and a financial holding company registered under the Bank Holding Company Act of 1956, as amended, and is incorporated under the state laws of Delaware. People’s United is the holding company for People’s United Bank, National Association (the “Bank”), a national banking association headquartered in Bridgeport, Connecticut. Prior to February 23, 2015, People’s United was a savings and loan holding company within the meaning of the Home Owners’ Loan Act and the Bank was a federally-chartered savings bank. These changes primarily affect the manner in which both People’s United and the Bank are regulated, and did not have a material effect on either People’s United’s or the Bank’s financial condition or results of operations.

The principal business of People’s United is to provide, through the Bank and its subsidiaries, commercial banking, retail banking and wealth management services to individual, corporate and municipal customers. Traditional banking activities are conducted primarily within New England and southeastern New York, and include extending secured and unsecured commercial and consumer loans, originating mortgage loans secured by residential and commercial properties, and accepting consumer, commercial and municipal deposits.

In addition to traditional banking activities, the Bank provides specialized financial services tailored to specific markets including: personal, institutional and employee benefit trust; cash management; and municipal banking and finance. Through its non-banking subsidiaries, the Bank offers: brokerage, financial advisory services, investment management services and life insurance through People’s Securities, Inc.; equipment financing through People’s Capital and Leasing Corp. and People’s United Equipment Finance Corp.; and other insurance services through People’s United Insurance Agency, Inc.

On June 27, 2016, People’s United announced the signing of a definitive agreement to acquire Suffolk Bancorp (“Suffolk”) based in Riverhead, New York. Under the terms of the definitive agreement, each share of Suffolk common stock will be converted into the right to receive 2.225 shares of People’s United common stock, with a total transaction value of approximately $391 million as of June 30, 2016. At June 30, 2016, Suffolk reported total assets of $2.2 billion and total deposits of $1.9 billion and operates 27 branches in the greater Long Island, New York area. The transaction is subject to regulatory approval. Suffolk stockholders approved the transaction on October 13, 2016. People’s United stockholder approval is not required for the transaction.

On July 21, 2016, the Bank announced that its subsidiary, People’s Securities, Inc., entered into a definitive agreement to acquire Gerstein, Fisher & Associates, Inc. (“Gerstein Fisher”), a $3 billion investment management firm based in New York City. The transaction is expected to bring People’s United Wealth Management’s total assets under administration to nearly $20 billion, of which approximately $8 billion would be under discretionary management. The all-cash transaction is expected to close during the fourth quarter of 2016, subject to customary approvals and consents, including the consent of Gerstein Fisher’s clients.

Additional information about us and our subsidiaries is included in the documents incorporated by reference in this prospectus supplement under the heading “Where you can find more information” and in the accompanying prospectus under the heading “Where You Can Find More Information.”

Our principal executive offices are located at 850 Main Street, Bridgeport, Connecticut 06604, and our telephone number at that address is 203-338-7171.

Recent developments

Third Quarter 2016 Financial Results

On October 20, 2016, People’s United announced that it reported net income of $73.7 million for the third quarter of 2016, compared to $68.4 million for the third quarter of 2015, and $68.5 million for the second quarter of 2016. Included in the results for the third quarter of 2016 were merger-related expenses of $3.1 million ($2.1 million after-tax).

Annualized loan growth for the third quarter of 2016 was five percent, with particularly strong results in residential mortgage as well as commercial and industrial lending. Deposits grew nine percent on an annualized basis during the third quarter of 2016 primarily due to higher non-interest-bearing and municipal balances, while the overall cost of deposits declined one basis point.

At September 30, 2016, People’s United’s common equity tier 1 capital and total risk-based capital ratios were 9.7 percent and 11.5 percent, respectively. The Bank’s common equity tier 1 capital and total risk-based capital ratios were 10.8 percent and 12.8 percent, respectively, at September 30, 2016. Net loan charge-offs as a percentage of average total loans on an annualized basis were 0.04 percent in the third quarter of 2016, a decrease from 0.07 percent in the second quarter of 2016 and 0.06 percent in the third quarter of 2015. For the originated loan portfolio, non-performing loans equaled 0.54 percent of loans at September 30, 2016, a decrease from 0.56 percent at June 30, 2016 and 0.68 percent at September 30, 2015.

Set forth below are certain unaudited financial results as of and for the three months ended September 30, 2016, compared with corresponding results for the three months ended June 30, 2016 and September 30, 2015, and certain unaudited financial condition information as of September 30, 2016, as indicated.

	Three months ended
(dollars in millions)	September 30, 2016	June 30, 2016	September 30, 2015

Earnings Data:
Net interest income (fully taxable equivalent)	$254.2	$247.7	$241.1
Net interest income	245.3	240.0	234.8
Provision for loan losses	8.4	10.0	6.2
Non-interest income	90.8	85.4	87.1
Non-interest expense	221.4	212.9	214.2
Income before income tax expense	106.3	102.5	101.5
Net income	73.7	68.5	68.4
Selected Statistical Data:
Net interest margin(1)	2.80%	2.79%	2.87%
Return on average assets(1)	0.73	0.70	0.73
Return on average tangible assets(1)	0.77	0.73	0.78
Return on average stockholders’ equity(1)	6.1	5.7	5.8

(dollars in millions)	As of and for the three months ended September 30, 2016

Financial Condition Data:
Total assets	$40,692
Loans	29,368
Securities	7,046
Short-term investments	373
Allowance for loan losses	226
Goodwill and other acquisition-related intangible assets	2,070
Deposits	29,656
Borrowings	4,437
Notes and debentures	1,054
Stockholders’ equity	4,862
Total risk-weighted assets(2):
People’s United Financial, Inc.	30,451
People’s United Bank, N.A.	30,415
Non-performing assets (3)	180
Net loan charge-offs	2.5
Ratios:
Net loan charge-offs to average total loans (annualized)	0.04%
Non-performing assets to originated loans, real estate owned and repossessed assets(3)	0.63
Originated allowance for loan losses to:
Originated loans(3)	0.76
Originated non-performing loans(3)	142.0
Average stockholders’ equity to average total assets	12.0
Stockholders’ equity to total assets	11.9
Total risk-based capital(2):
People’s United Financial, Inc.	11.5
People’s United Bank, N.A.	12.8

(1)	Annualized.

(2)	September 30, 2016 amounts and ratios are preliminary.

(3)	Excludes acquired loans.

We are currently finalizing our financial closing process for the third quarter of 2016 and therefore are not able to provide final results for such period. The financial information for the third quarter of 2016 presented herein is preliminary and based upon currently available information, and is subject to revision as a result of, among other things, the completion of our financial closing process, including the completion of our financial statements for such period and the completion of other operational procedures (all of which have not yet been completed). The financial information for the third quarter of 2016 presented herein should not be regarded as a representation by us or our management as to our actual results for the third quarter of 2016. You should not place undue reliance on these preliminary financial results. In addition, these preliminary financial results are not necessarily indicative of our results for the full fiscal year or any future period. KPMG LLP has not audited, reviewed, compiled or performed any procedures with respect to the preliminary financial results presented above. Accordingly, KPMG LLP does not express an opinion or any other form of assurance with respect thereto.

Summary of offering

The following summary contains basic information about the Preferred Stock offered hereby and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the Preferred Stock, you should read the section of this prospectus supplement entitled “Description of preferred stock.”

Issuer	People’s United Financial, Inc., a Delaware corporation.

Securities offered	10,000,000 shares of our fixed-to-floating rate non-cumulative perpetual preferred stock, Series A, par value $0.01 per share, with a liquidation preference of $25.00 per share.

We reserve the right to re-open this series of Preferred Stock and issue additional shares of Preferred Stock either through public or private sales at any time and from time to time without notice to or consent of holders of the Preferred Stock. The additional shares would form a single series with the Preferred Stock.

Dividends	We will pay dividends on the Preferred Stock, when, as and if declared by our board of directors or a duly authorized committee of our board of directors. From the date of issuance to, but excluding, December 15, 2026 (the “Fixed Rate Period”), dividends on shares of the Preferred Stock will be payable quarterly in arrears on the dividend payment dates specified below at a rate of 5.625% per annum. From and including December 15, 2026 (the “Floating Rate Period”), dividends on shares of the Preferred Stock will be payable at a floating rate equal to three-month LIBOR plus a spread of 4.02% per annum, payable quarterly in arrears.

Dividends on shares of the Preferred Stock will not be cumulative. If for any reason our board of directors or a duly authorized committee of our board of directors does not declare a dividend on the Preferred Stock in respect of a dividend period, then no dividend shall be deemed to have accrued for such dividend period or be payable on the applicable dividend payment date, and we will have no obligation to pay any dividend for that dividend period, whether or not dividends on the Preferred Stock are declared for any future dividend period. A “dividend period” is the period from, and including, a dividend payment date to, but excluding, the next dividend payment date, except that the initial dividend period will commence on and include the original issue date of the Preferred Stock.

Dividends on the Preferred Stock will not be declared or paid or a sum sufficient for the payment thereof set aside to the extent such act would cause us to fail to comply with any applicable laws and regulations, including applicable capital adequacy rules of any appropriate federal banking regulator or agency.

So long as any share of Preferred Stock remains outstanding, unless full dividends on all outstanding shares of the Preferred Stock in respect of the most recently completed dividend period have been declared and paid or a sum sufficient for the payment thereof set aside for such payment:

•

no dividend shall be declared or paid or a sum sufficient for the payment thereof set aside for payment and no distribution shall be declared or made or set aside for payment on any junior stock (as defined below under “Description of preferred stock—Dividends—Additional information”); and

•

no shares of junior stock or parity stock (as defined below under “Description of preferred stock—Dividends—Additional information”), if any, shall be repurchased, redeemed or otherwise acquired for consideration by us, directly or indirectly, nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by us;

subject to certain limited exceptions described under “Description of preferred stock—Dividends—Additional information.”

Our ability to pay dividends on shares of the Preferred Stock depends on the ability of the Bank to pay dividends to us. Our ability to pay dividends and the ability of the Bank to pay dividends is governed by federal law and regulations, including requirements to maintain adequate capital above regulatory minimums and safety and soundness practices.

Dividend Payment Dates	Dividends on the Preferred Stock will be payable on March 15, June 15, September 15, and December 15 of each year, beginning on December 15, 2016 (each, a “dividend payment date”) when, as and if declared by our board of directors or a duly authorized committee of our board of directors.

If any date on which dividends would otherwise be payable during the Fixed Rate Period is not a business day (as defined below under “Description of preferred stock—Dividends”), then the dividend payment due on that date will be due on the next day that is a business day and no additional dividends will accrue as a result of that postponement. If any date on which dividends would otherwise be payable during the Floating Rate Period is not a business day, then the dividend payment date will be the next day that is a business day. However, if the postponement would cause the day to fall in the next calendar month during the Floating Rate Period, the dividend payment date will instead be brought forward to the immediately preceding business day.

No Maturity	The Preferred Stock will be perpetual and will have no maturity date.

Redemption

We may redeem the Preferred Stock at our option, in whole or in part, from time to time, on or after December 15, 2026, at a redemption price equal to $25.00 per share, plus any declared and unpaid dividends for prior dividend periods and any accrued but unpaid (whether or not declared) dividends for the then-current dividend period to, but excluding, the redemption date. In addition, at any time within 90 days following a regulatory capital treatment event (as defined below under “Description of preferred stock—Redemption—Redemption following a regulatory capital treatment event”), we may provide notice of our intent to redeem the Preferred Stock and may subsequently redeem the Preferred Stock in whole, but not in part, at a redemption price equal to $25.00 per share, plus any declared and unpaid dividends for prior dividend periods and any accrued but unpaid (whether or not declared) dividends for the then-current dividend period to, but excluding, the redemption date.

Any redemption of the Preferred Stock is subject to our receipt of any required prior approvals from the Board of Governors of the Federal Reserve System (the “Federal Reserve”) or any other regulatory authority and to the satisfaction of any conditions set forth in the capital rules or regulations of the Federal Reserve or any other regulatory authority applicable to redemption of the Preferred Stock.

The holders of the Preferred Stock will not have the right to require the redemption or repurchase of the Preferred Stock.

Liquidation Rights	In the event we liquidate, dissolve or wind-up our business and affairs, either voluntarily or involuntarily, holders of the Preferred Stock will be entitled to receive a liquidating distribution of $25.00 per share, plus an amount equal to any declared and unpaid dividends, without accumulation of any undeclared dividends, before we make any payment or distribution of assets to the holders of our common stock or any other class or series of junior stock. In any such distribution, if our assets are not sufficient to pay the liquidation preference plus declared and unpaid dividends in full to all holders of the Preferred Stock and the liquidation amounts owed to all holders of parity stock, if any, the amounts paid to the holders of the Preferred Stock and parity stock, if any, will be paid pro rata in accordance with the respective aggregate liquidating distributions owed to those holders. Holders of the Preferred Stock will not be entitled to any other amounts from us and will have no right or claim to any of our remaining assets after they have received their full liquidating distribution.

Claims of holders of the Preferred Stock are subordinate to all of our indebtedness and to other non-equity claims on us and our assets, including in the event that we enter into a receivership, insolvency, liquidation or similar proceeding. In addition, claims of holders of the Preferred Stock may be fully subordinated to interests held by the U.S. government in the event that we enter into a receivership, insolvency, liquidation or similar proceeding.

Neither the sale, lease, exchange or transfer (for cash, securities or other consideration) of all or substantially all of the assets or business of the Company nor a merger or consolidation by us with or into any other entity will be considered a liquidation, dissolution or winding up of the Company.

Voting Rights	Holders of the Preferred Stock will not have voting rights, except with respect to authorizing or increasing the authorized amount of senior stock (as defined below under “Description of preferred stock—Dividends—Additional information”), certain changes in the terms of the Preferred Stock, certain dividend non-payments and as otherwise required by applicable law. See “Description of preferred stock—Voting rights.”

Ranking	Shares of the Preferred Stock will rank, with respect to the payment of dividends and distributions upon liquidation, dissolution or winding up:

•	senior to our common stock and each other series of junior stock, if any;

•	at least equally with each other series of parity stock, if any; and

•	junior to each series of senior stock and to all of our existing and future debt obligations.

We will generally be able to pay dividends and distributions upon liquidation, dissolution or winding up only out of lawfully available assets for such payment after satisfaction of all claims for indebtedness and other non-equity claims.

Preemptive and Conversion Rights	Holders of the Preferred Stock will not have any preemptive or conversion rights.

Listing	We intend to apply to list the shares of Preferred Stock on NASDAQ under the symbol “PBCTP.” If the application to list is approved, trading of the shares of Preferred Stock on NASDAQ is expected to begin within 30 days after the original issuance date of the Preferred Stock.

Tax Consequences	Certain United States federal income tax consequences of purchasing, owning and disposing of the Preferred Stock are described in “Certain United States federal income tax considerations.” You should consult your tax advisor with respect to the United States federal income tax consequences of owning our Preferred Stock in light of your own particular situation and with respect to any tax consequences arising under the laws of any state, local, foreign or other taxing jurisdiction.

Use of proceeds	We expect to receive net proceeds from this offering of approximately $244.4 million after deducting underwriting discounts and commissions and estimated expenses payable by us. We intend to use the proceeds for general corporate purposes, including (subject to obtaining required regulatory approval) contributions of capital or extensions of credit to the Bank.

See the section entitled “Use of proceeds.”

Transfer agent, paying agent and registrar	Computershare Inc.

Risk factors	Please refer to the section entitled “Risk factors” and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should consider carefully before deciding to invest in the Preferred Stock.

Summary selected consolidated financial information

The following table presents selected summary consolidated financial and other data as of and for the periods presented. The selected historical financial data as of December 31, 2015 and 2014 and for each of the years in the three-year period ended December 31, 2015 are derived from our audited consolidated financial statements and related notes, which are incorporated by reference into this prospectus supplement and the accompanying prospectus. The selected historical financial data for prior years is derived from our audited consolidated financial statements which are not incorporated by reference into this prospectus supplement and accompanying prospectus. The selected historical data as of June 30, 2016 and 2015 and for the six-month periods ended June 30, 2016 and 2015 are derived from our unaudited consolidated financial statements and related notes, which are incorporated by reference into this prospectus supplement and the accompanying prospectus. Such unaudited financial statements have been prepared on the same basis as our annual consolidated financial statements and include all adjustments, consisting of only normal recurring adjustments, necessary for the fair presentation of the data in all material respects. The results for any interim period are not necessarily indicative of the results of operations to be expected for a full fiscal year.

	Six months ended June 30,		Years ended December 31,
(dollars in millions)	2016	2015	2015	2014	2013	2012	2011

Earnings Data:
Net interest income (fully taxable equivalent)	$495.1	$470.9	$957.3	$931.1	$905.8	$940.4	$921.2
Net interest income	480.1	458.5	932.1	911.9	888.6	928.7	913.4
Provision for loan losses	20.5	17.5	33.4	40.6	43.7	49.2	63.7
Non-interest income	167.7	172.0	352.4	350.8	341.7	320.4	314.3
Non-interest expense	430.2	429.4	860.6	841.5	839.0	830.6	871.9
Income before income tax expense	197.1	183.6	390.5	380.6	347.6	369.3	292.1
Net income	131.4	120.9	260.1	251.7	232.4	245.3	192.4

Selected Statistical Data:
Net interest margin(1)	2.81%	2.90%	2.88%	3.09%	3.31%	3.86%	4.10%
Return on average assets(1)	0.67	0.67	0.70	0.75	0.75	0.87	0.74
Return on average tangible assets(1)	0.71	0.71	0.75	0.80	0.80	0.94	0.80
Return on average stockholders’ equity(1)	5.5	5.2	5.5	5.4	4.9	4.7	3.6
Return on average tangible stockholders’ equity(1)	9.8	9.4	10.0	10.0	8.9	8.2	6.0

	As of and for the six months ended June 30,		As of and for the years ended December 31,
(dollars in millions)	2016	2015	2015	2014	2013	2012	2011

Financial Condition Data:
Total assets(2)	$40,150	$37,208	$38,947	$36,021	$33,219	$30,346	$27,575
Loans	29,038	27,562	28,411	26,592	24,390	21,737	20,385
Securities	6,785	5,756	6,449	5,012	5,033	4,669	2,931
Short-term investments(3)	364	196	380	769	124	131	411
Allowance for loan losses	220	205	211	198	188	188	183
Goodwill and other acquisition-related intangible assets	2,076	2,091	2,088	2,103	2,127	2,154	2,174
Deposits	28,999	27,435	28,417	26,138	22,557	21,751	20,816
Borrowings	4,563	3,563	4,307	3,692	5,057	2,386	857
Notes and debentures(2)	1,058	1,024	1,033	1,027	636	655	160
Stockholders’ equity	4,830	4,686	4,732	4,633	4,568	5,039	5,215
Non-performing assets(4)	182	221	182	224	248	290	337

Ratios:
Net loan charge-offs to average total loans(1)	0.08%	0.08%	0.08%	0.12%	0.19%	0.21%	0.28%
Non-performing assets to originated loans, real estate owned and repossessed assets(4)	0.64	0.83	0.66	0.88	1.08	1.48	2.00

Originated allowance for loan losses to:
Originated loans(4)	0.75	0.73	0.73	0.74	0.78	0.91	1.05
Originated non-performing loans(4)	135.3	102.9	127.3	95.5	81.9	70.3	59.7
Average stockholders’ equity to average total assets	12.2	12.9	12.7	13.7	15.3	18.4	20.3
Stockholders’ equity to total assets	12.0	12.6	12.1	12.9	13.8	16.6	18.9
Total risk-based capital	11.5	11.8	11.7	12.2	11.3	14.7	16.2

(1)	Annualized with respect to the six months ended June 30, 2016 and 2015.

(2)	Prior period amounts have been adjusted to reflect (i) all legally binding commitments to fund future affordable housing investments and (ii) the reclassification of debt issuance costs from total assets to notes and debentures.

(3)	Includes securities purchased under agreements to resell.

(4)	Excludes acquired loans. See Asset Quality in our Quarterly Report on Form 10-Q for the period ended June 30, 2016 and in our Annual Report on Form 10-K for the year ended December 31, 2015, each incorporated by reference herein.

Risk factors

Investing in the shares of Preferred Stock involves risks, including the risks described below that are specific to the Preferred Stock and those that could affect us and our business. You should not purchase shares of Preferred Stock unless you understand these investment risks. Please be aware that other risks may prove to be important in the future. New risks may emerge at any time, and we cannot predict such risks or estimate the extent to which they may affect our financial performance. Before purchasing any shares of Preferred Stock, you should carefully consider the following discussion of risks and the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, and carefully read the risks described in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, including those set forth in “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015, as such discussion may be amended or updated in other reports filed by us with the SEC. This prospectus supplement also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

Risks relating to the shares of Preferred Stock

The Preferred Stock will be an equity security and will be subordinate to our existing and future indebtedness.

The shares of Preferred Stock will be equity interests in the Company and will not constitute indebtedness. This means that the Preferred Stock will rank junior to all existing and future indebtedness and other non-equity claims on the Company with respect to assets available to satisfy claims on the Company, including claims in the event of our liquidation. As of June 30, 2016, our total liabilities, including deposits, notes, debentures and other debt, were approximately $35.3 billion and we may incur additional indebtedness in the future. Our existing and future indebtedness may restrict payment of dividends on the Preferred Stock. Further, the Preferred Stock will place no restrictions on our business or operations or on our ability to incur indebtedness or engage in any transactions, subject only to the limited voting rights referred to below under “—Holders of the Preferred Stock will have limited voting rights.”

Additionally, unlike indebtedness, where principal and interest customarily are payable on specified due dates, in the case of preferred stock like the Preferred Stock, (1) dividends will be payable only if declared by our board of directors or a duly authorized committee of our board of directors, (2) dividends will not accumulate if they are not declared and (3) as a Delaware corporation, we may make dividend payments and redemption payments only out of funds legally available under Delaware law.

Also, as a bank holding company, our ability to declare and pay dividends and redeem the Preferred Stock is dependent on certain federal regulatory considerations. In particular, the Dodd-Frank Act requires federal banking agencies to establish more stringent risk-based capital rules and leverage limits applicable to banks and bank holding companies. The Federal Reserve, the Office of the Comptroller of the Currency (the “OCC”) and the FDIC have approved final rules implementing the Basel Committee on Banking Supervision’s regulatory capital guidelines in the United States, including the reforms known as Basel III. The Federal Reserve’s final rule sets forth the criteria for qualifying additional Tier 1 capital instruments consistent with Basel III, including the requirement that any dividends on such instruments only be paid out of the banking organization’s net income, retained earnings and surplus, if any, related to additional Tier 1 capital instruments, and introduces a new capital conservation buffer requirement. The failure to maintain the capital conservation buffer may result in limitations or restrictions on the ability of People’s United and the Bank to make capital distributions, such as the payment of dividends. Such provisions could adversely affect our ability to pay dividends or may result in additional limitations on our ability to pay dividends or redeem shares of our Preferred Stock. Further, the

Preferred Stock may be fully subordinated to interests held by the U.S. government in the event that we enter into a receivership, insolvency, liquidation, or similar proceeding, including a proceeding under the Orderly Liquidation Authority of the Dodd-Frank Act. The Preferred Stock places no restrictions on our business or operations or on our ability to incur indebtedness or engage in any transactions, subject only to the limited voting rights referred to below under “Description of preferred stock—Voting rights.”

The Preferred Stock may be junior in rights and preferences to our future preferred stock, including senior stock authorized and issued without your consent.

The Preferred Stock may rank junior to preferred stock issued in the future that by its terms is expressly senior in rights and preferences to the Preferred Stock. It is possible that we may authorize and issue such shares without your vote or consent, although the affirmative vote or consent of the holders of at least two-thirds in voting power of all outstanding shares of the Preferred Stock and any voting parity stock (as defined under “Description of preferred stock—Voting rights—Other voting rights”), voting together as a separate class of our capital stock, is required to authorize or issue any shares of senior stock as described under “Description of preferred stock—Voting rights—Other voting rights.” In addition, the terms of any of our future preferred stock expressly senior to the Preferred Stock may restrict dividend payments on the Preferred Stock, except for dividends payable solely in shares of the Preferred Stock. Unless full dividends for all of our outstanding preferred stock senior to the Preferred Stock have been declared and paid or set aside for payment, no dividends will be declared or paid and no distribution will be made on any shares of the Preferred Stock, and no shares of the Preferred Stock may be repurchased, redeemed, or otherwise acquired by us, directly or indirectly, for consideration. This could result in dividends on the Preferred Stock not being paid when due to you. The market price of the Preferred Stock could decline as a result of these other offerings, as well as other sales of a large block of the Preferred Stock or similar securities in the market thereafter, or the perception that such sales could occur. Holders of the Preferred Stock will not be entitled to preemptive rights or other protections against dilution.

Dividends on the Preferred Stock are discretionary, limited by law and non-cumulative.

Dividends on the Preferred Stock are discretionary and will not be cumulative. If our board of directors or a duly authorized committee of our board of directors does not declare a dividend on the Preferred Stock in respect of a dividend period, then no dividend shall be deemed to have accrued for such dividend period or be payable on the applicable dividend payment date or be cumulative, and we will have no obligation to pay any dividend for that dividend period, whether or not our board of directors or a duly authorized committee of our board of directors declares a dividend on the Preferred Stock for any subsequent dividend period with respect to the Preferred Stock or for any future dividend period with respect to any other series of our preferred stock or our common stock. In addition, under the Federal Reserve’s capital rules, dividends on the Preferred Stock may only be paid out of our net income, retained earnings or surplus related to other additional Tier 1 capital instruments.

Additionally, when dividends are not paid in full upon the shares of Preferred Stock and any other series of preferred stock ranking equally with the Preferred Stock as to dividends, if any, all dividends declared and paid upon the shares of Preferred Stock and any other series of preferred stock ranking equally with the Preferred Stock as to dividends, if any, will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then-current dividend period per share on Preferred Stock, and accrued dividends, including any accumulations, if any, on such parity stock, if any, bear to each other. Therefore, if we are not paying full dividends on any outstanding parity stock, we will not be able to pay full dividends on the Preferred Stock.

Credit ratings may not reflect all risks associated with an investment in the Preferred Stock.

Credit rating agencies rate our Preferred Stock on factors that include our results of operations, actions that we take, their view of the general outlook for our industry and their view of the general outlook for the economy. Actions taken by the rating agencies can include maintaining, upgrading or downgrading the current rating or placing the Company on a watch list for possible future downgrading. Downgrading the credit rating or placing the Company on a watch list for possible future downgrading would likely increase our cost of financing, limit our access to the capital markets and have an adverse effect on the market price of our securities, including the Preferred Stock offered hereby.

The Preferred Stock will not initially be rated investment grade by certain rating agencies, and there can be no assurance that the rating of any such rating agency will become investment grade in the future or otherwise be upgraded by those agencies or otherwise. Further, the Preferred Stock may be subject to a higher risk of price volatility than similar, higher-rated securities. Real or anticipated changes in the credit ratings assigned to the Preferred Stock or our credit ratings generally could affect the trading price of the Preferred Stock.

Ratings only reflect the views of the issuing rating agency or agencies and such ratings could at any time be revised downward or withdrawn entirely at the discretion of the issuing rating agency. Further, a rating is not a recommendation to purchase, sell or hold any particular security, including the Preferred Stock. In addition, ratings do not reflect market prices or suitability of a security for a particular investor and any rating of the Preferred Stock may not reflect all risks related to us and our business, or the structure or market value of the Preferred Stock.

The Preferred Stock may be redeemed at our option, and you may not be able to reinvest the redemption price you receive in a similar security.

Subject to the approval of the Federal Reserve, at our option, we may redeem the Preferred Stock at any time in whole, but not in part, upon our determination in good faith that an event has occurred that would constitute a “regulatory capital treatment event,” such as a proposed change in law or regulation after the initial issuance date with respect to whether the Preferred Stock qualifies as an additional Tier 1 capital instrument. We may also redeem the Preferred Stock at our option, either in whole or in part, on or after December 15, 2026, subject to the approval of the Federal Reserve. If we redeem the Preferred Stock, you may not be able to reinvest the redemption price you receive in a similar security. See “Description of preferred stock—Redemption—Redemption following a Regulatory Capital Treatment Event” for more information on redemption of the Preferred Stock.

Investors should not expect us to redeem the Preferred Stock on the date it becomes redeemable or on any particular date after it becomes redeemable.

The Preferred Stock is a perpetual equity security. This means that it has no maturity or mandatory redemption date and is not redeemable at the option of the holders of the Preferred Stock offered by this prospectus supplement. The Preferred Stock may be redeemed by us at our option, either in whole or, from time to time, in part, on or after December 15, 2026. The Preferred Stock may also be redeemed by us at our option at any time in whole, but not in part, upon the occurrence of a “regulatory capital treatment event” as described herein. Any decision we may make at any time to propose a redemption of the Preferred Stock will depend upon, among other things, our evaluation of our capital position, the composition of our stockholders’ equity and general market conditions at that time.

Our right to redeem the Preferred Stock is subject to limitations. Under the Federal Reserve’s risk-based capital rules applicable to bank holding companies, any redemption of the Preferred Stock is subject to prior approval of the Federal Reserve. We cannot assure you that the Federal Reserve will approve any redemption of the

Preferred Stock that we may propose. There also can be no assurance that, if we propose to redeem the Preferred Stock without replacing the Preferred Stock with common equity Tier 1 capital or additional Tier 1 capital instruments, the Federal Reserve will authorize the redemption. We understand that the factors that the Federal Reserve will consider in evaluating a proposed redemption, or a request that we be permitted to redeem the Preferred Stock without replacing it with common equity Tier 1 capital or additional Tier 1 capital instruments, include its evaluation of the overall level and quality of our capital components, considered in light of our risk exposures, earnings and growth strategy, and other supervisory considerations, although the Federal Reserve may change these factors at any time.

If the Preferred Stock is redeemed, it would be a taxable event to you. In addition, you might not be able to reinvest the money you receive upon redemption of the Preferred Stock in a similar security.

Our ability to receive dividends from the Bank and our other subsidiaries could affect our liquidity and ability to pay dividends.

We are a holding company that conducts substantially all of our operations through our bank and non-bank subsidiaries. As a result, we are dependent upon the receipt of dividends and other distributions from our subsidiaries, including the Bank, to provide funds for the payment of dividends on our Preferred Stock, to meet our other obligations and for other general corporate purposes.

Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to provide us with funds to pay our dividends, whether by dividends, distributions, loans or other payments. In addition, any dividend payments, distributions, loans or advances to us by our subsidiaries in the future will require the generation of future earnings by our subsidiaries and may require regulatory approval. Regulations of the Federal Reserve and the OCC affect the ability of the Bank to pay dividends and other distributions to us and to make loans to us, as well as our ability to pay dividends and other distributions to our stockholders. If the Bank or another subsidiary is unable to make dividend payments to us and sufficient capital is not otherwise available, our liquidity may be affected and we may not be able to make dividend payments to the holders of the Preferred Stock, to meet our other obligations and to finance our other general corporate activities, each and any of which could have a material adverse impact on our results of operations, financial position or perceived financial health.

In addition, our right to participate in any distribution of assets of any of our subsidiaries upon the subsidiary’s liquidation or otherwise, and thus your ability as a holder of the Preferred Stock to benefit indirectly from such distribution, will be subject to the prior claims of creditors of that subsidiary (including, in the case of the Bank, its depositors), except to the extent that we are a creditor of such subsidiary with claims that are recognized. As a result, the Preferred Stock will be effectively subordinated to all existing and future liabilities and obligations of our subsidiaries, including deposit liabilities. You should look only to the assets of People’s United as the source of payment for the Preferred Stock. At June 30, 2016, the aggregate amount of all debt and other liabilities of our consolidated subsidiaries, including deposits, that would structurally rank senior to the Preferred Stock was approximately $34 billion (excluding intercompany liabilities). Our subsidiaries may incur additional debt and liabilities in the future, all of which would rank structurally senior to the Preferred Stock.

Holders of the Preferred Stock will have limited voting rights.

Holders of the Preferred Stock will have no voting rights with respect to matters that generally require the approval of voting stockholders. Holders of the Preferred Stock will have voting rights only with respect to authorizing or increasing the amount of any equity security ranking senior to the Preferred Stock, certain changes in terms of the Preferred Stock, certain dividend non-payments and as otherwise required by applicable law. See “Description of preferred stock—Voting rights.”

Additional offerings of debt, which are senior to our Preferred Stock upon liquidation, or equity securities may adversely affect the market price of the Preferred Stock.

We may attempt to increase our capital resources in the future or, if regulatory capital ratios fall below the required minimums, we could be forced to raise additional capital by making additional offerings of debt or equity securities, including senior or subordinated notes, preferred stock, securities convertible into preferred stock and common stock. Upon liquidation, holders of our debt securities and lenders with respect to other borrowings will receive distributions of our available assets prior to the holders of our Preferred Stock.

We cannot assure you that a liquid trading market for the Preferred Stock will develop, and you may find it difficult to sell your shares.

The Preferred Stock is a new issue with no established trading market. Application will be made to list the Preferred Stock on NASDAQ under the symbol “PBCTP.” However, there is no guarantee that we will be able to list the Preferred Stock. If approved, we expect trading of the Preferred Stock on NASDAQ to begin within the 30-day period after the original issue date. Even if the shares of Preferred Stock are listed, there may be little or no secondary market for the shares. The underwriters have advised us that they intend to make a market in the shares. However, they are not obligated to do so and may discontinue any market making in the shares at any time in their sole discretion. Even if a secondary market for the shares develops, it may not provide significant liquidity and transaction costs in any secondary market could be high. As a result, the difference between bid and asked prices in any secondary market could be substantial. We cannot assure you that you will be able to sell your shares at a particular time or that the price you receive when you sell will be favorable.

General market conditions and unpredictable factors could adversely affect market prices for the shares.

Future trading prices of the shares will depend on many factors, including:

•	whether we declare or fail to declare dividends on the Preferred Stock from time to time;

•	our operating performance, financial condition and prospects, or the operating performance, financial condition and prospects of our competitors;

•	our creditworthiness;

•	the ratings given to our securities by credit rating agencies, including the ratings given to the Preferred Stock;

•	prevailing market interest rates;

•	economic, financial, geopolitical, regulatory or judicial events affecting us or the financial markets generally; and

•	the market for similar securities.

Accordingly, the shares may trade at a discount to the price per share paid for such shares even if a secondary market for the shares develops.

Additional issuances of preferred stock or securities convertible into preferred stock may further dilute existing holders of our shares of Preferred Stock.

We may, in the future, determine that it is advisable, or we may encounter circumstances where we determine it is necessary, to issue additional shares of preferred stock, securities convertible into, exchangeable for or that represent an interest in preferred stock, or preferred stock-equivalent securities to fund strategic initiatives or other business needs or to build additional capital. Our board of directors is authorized to cause us to issue one or more classes or series of preferred stock from time to time without any action on the part of the stockholders. Our board of directors also has the power, without stockholder approval, to set the terms of any such classes or series of preferred stock that may be issued, including voting rights, dividend rights, and preferences over our Preferred Stock with respect to dividends or upon our dissolution, winding up and liquidation and other terms. Though the approval of holders of the Preferred Stock will be needed to issue any equity security ranking above the Preferred Stock, if we issue preferred stock in the future that has preference over our Preferred Stock with respect to the payment of dividends or upon liquidation, or if we issue preferred stock with voting rights that dilute the voting power of the Preferred Stock, the rights of holders of the Preferred Stock or the market price of the shares of Preferred Stock could be adversely affected. The market price of the shares of Preferred Stock could decline as a result of such offerings of preferred stock or other offerings, as well as other sales of a large block of Preferred Stock or similar securities in the market thereafter, or the perception that such sales could occur.

The amount of your liquidation preference is fixed and you have no right to receive any greater payment.

The payment due upon liquidation is fixed at the liquidation preference of $25.00 per share of Preferred Stock, plus an amount equal to all declared and unpaid dividends thereon to, but not including, the date of liquidation. If, in the case of our liquidation, there are remaining assets to be distributed after payment of this amount, you have no right to receive or to participate in these amounts. In addition, if the market price of your shares of Preferred Stock is greater than the liquidation preference, you have no right to receive the market price from us upon our liquidation.

Use of proceeds

We expect to receive net proceeds from this offering of approximately $244.4 million after deducting underwriting discounts and commissions and estimated expenses payable by us. We intend to use the proceeds for general corporate purposes, including (subject to obtaining required regulatory approval) contributions of capital or extensions of credit to the Bank.

Capitalization

The following table sets forth our cash and cash equivalents and consolidated capitalization as of June 30, 2016:

•	on an actual basis; and

•	on an as adjusted basis to give effect to this offering and the application of net proceeds from this offering.

The table should be read in conjunction with the financial statements incorporated herein by reference.

	As of June 30, 2016
(Unaudited, dollars in millions)	Actual	As adjusted

Cash and cash equivalents	$343.9	$588.3

Long-term debt (including current portion)
Federal Home Loan Bank advances(1)	$3,562.4	$3,562.4
3.65% senior notes due 2022	496.3	496.3
5.80% fixed rate/floating rate subordinated notes due 2017	124.4	124.4
4.00% subordinated notes due 2024(2)	437.5	437.5

Total long-term debt	$4,620.6	$4,620.6

Stockholders’ equity
Preferred Stock ($0.01 par value, 50.0 million shares authorized; no shares issued and outstanding on an actual basis; 10.0 million shares of Preferred Stock, $25.00 liquidation value, issued and outstanding on an as adjusted basis)	—	$244.4
Common stock ($0.01 par value; 1.95 billion shares authorized; 399.7 million shares issued)	$3.9	3.9
Additional paid-in capital	5,350.4	5,350.4
Retained earnings	905.8	905.8
Accumulated other comprehensive loss	(120.3)	(120.3)
Unallocated common stock of Employee Stock Ownership Plan, at cost (7.1 million shares)	(148.1)	(148.1)
Treasury stock, at cost (89.0 million shares)	(1,162.0)	(1,162.0)

Total stockholders’ equity	$4,829.7	$5,074.1

Total capitalization	$9,450.3	$9,694.7

(1)	Federal Home Loan Bank (“FHLB”) advances represent borrowings by the Bank from the FHLB of Boston and the FHLB of New York for advances and are secured by the Bank’s investment in FHLB stock and by a security agreement that requires the Bank to maintain, as collateral, sufficient qualifying assets not otherwise pledged (principally single-family residential mortgage loans, home equity lines of credit and loans, and commercial real estate loans). Includes $3.3 billion of advances with an original maturity of less than one year.

(2)	The 4.00% subordinated notes due 2024 represent fixed-rate unsecured and subordinated obligations of the Bank.

Description of capital stock

The following is a brief description of the material terms of our capital stock. The following summary of the terms and provisions of our capital stock is not meant to be complete and is qualified in its entirety by reference to the applicable provisions of the Delaware General Corporation Law (the “DGCL”), our certificate of incorporation, as amended, and our bylaws, as amended. Copies of our certificate of incorporation and our bylaws are incorporated by reference. For more information, see “Where you can find more information.”

General

Our authorized capital stock consists of 1,950,000,000 shares of common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share.

As of June 30, 2016, we had issued 399.7 million shares of our common stock (including 89.0 million shares held in treasury) and no shares of our preferred stock. As of June 30, 2016, 7.1 million shares of our common stock were reserved for issuance under our Employee Stock Ownership Plan. All outstanding shares of our capital stock are fully paid and non-assessable.

Common stock

Holders of our common stock are entitled to dividends out of funds legally available for that purpose when, as and if declared by our board of directors. Our board of directors’ right to declare dividends will be subject to the rights of any holders of preferred stock or any other stock with superior dividend rights and our legal ability to make certain other payments. Our board of directors may fix the dividend rights and rates of preferred stock when it is issued.

Each holder of our common stock is entitled to one vote for each share held on each matter submitted for stockholder action. Our common stock has no preferences, preemptive rights, cumulative voting rights, conversion rights or redemption provisions.

In the event of our liquidation, dissolution or winding up, the holders of our common stock would be entitled to receive, after payment or provision for payment of all debts and liabilities, all of our assets available for distribution.

If we issue preferred stock, the holders of the preferred stock may have a priority over the holders of our common stock in the event of liquidation or dissolution.

Preferred stock

Our board of directors is authorized at any time, and from time to time, to provide for the issuance of shares of preferred stock in one or more series, and to prescribe the designation, powers, relative preferences and rights of the shares of each series and the qualifications, limitations, or restrictions of the shares of each series. This authorization includes the right to fix the designation of the series and the number of shares in it, dividend rates and rights, voting rights, conversion rights, redemption rights, sinking fund provisions, liquidation rights, and any other relative rights, preferences, and limitations.

Certain provisions of Delaware law and certain provisions of our certificate of incorporation and bylaws

Board of directors.    Section 141(b) of the DGCL provides that the number of directors constituting the board may be fixed by the certificate of incorporation or bylaws of a corporation. Our certificate of incorporation provides that our board of directors shall consist of not fewer than five nor more than 15 directors. We currently have 12 directors. Our board of directors is declassified. All directors are elected annually to the board of directors for one-year terms.

Removal of directors.    We have a declassified board of directors. Under Section 141(k) of the DGCL, in a corporation with a declassified board of directors, any director or the entire board of directors may be removed, with or without cause, by the affirmative vote of the holders of at least a majority of the outstanding shares of stock entitled to vote at an election of directors, unless the certificate of incorporation provides otherwise. Our certificate of incorporation provides that a director may be removed at any time, with or without cause, and upon the affirmative vote of the holders of at least two-thirds of the outstanding shares of stock entitled to vote thereon.

Filling vacancies on the board of directors.    Section 142(e) of the DGCL and our certificate of incorporation provide that all vacancies, including vacancies resulting from newly created directorships due to an increase in the number of directors, may be filled only by the affirmative vote of at least a majority of the remaining directors, whether or not a quorum. Pursuant to our certificate of incorporation, a director elected to fill a vacancy shall serve until the next annual meeting of stockholders and until such director’s successor is elected and qualified.

Amendment of certificate of incorporation.    Our certificate of incorporation provides that any alteration, amendment, repeal or rescission of any provision of the certificate of incorporation must be approved by the board of directors and by the affirmative vote of at least a majority (or such greater proportion as is otherwise required by any specific provision of the certificate of incorporation) of the total votes eligible to be cast by the holders of the outstanding shares of stock entitled to vote thereon. Our certificate of incorporation provides that certain provisions of the certificate of incorporation may not be altered, amended, repealed or rescinded without the affirmative vote of either (1) at least a majority of the authorized number of directors and, if one or more “interested shareholders” (as defined in our certificate of incorporation) exists, by at least a majority of the “disinterested directors” (as defined in our certificate of incorporation); or (2) the holders of at least two-thirds of the total votes eligible to be cast by the holders of the outstanding shares of stock entitled to vote thereon and, if the alteration, amendment, repeal or rescission is proposed by or on behalf of an “interested shareholder” or a director who is an “affiliate” or “associate” (each as defined in our certificate of incorporation) of an “interested shareholder,” by the affirmative vote of holders of at least a majority of the total votes eligible to be cast by holders of the outstanding shares of stock entitled to vote thereon not beneficially owned by an “interested shareholder” or an “affiliate” or “associate” thereof. Amendment of the provision of our certificate of incorporation relating to “business combinations” (as defined in our certificate of incorporation) must also be approved by the affirmative vote of either (a) at least a majority of the “disinterested directors;” or (b) at least two-thirds of the total number of votes eligible to be cast by the holders of the outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class, together with the affirmative vote of at least 50% of the total number of votes eligible to be cast by the holders of the outstanding shares of stock entitled to vote generally in the election of directors not beneficially owned by any “interested shareholder” or “affiliate” or “associate” thereof, voting together as a single class.

Amendment of bylaws.    Our certificate of incorporation provides that our bylaws may be altered, amended, rescinded or repealed by the affirmative vote of at least two-thirds of the board of directors. Our certificate of incorporation also provides that any bylaw adopted by the board of directors may be altered, amended, rescinded or repealed by the affirmative vote of the holders of two-thirds of the outstanding shares of stock entitled to vote on such matter at any annual meeting or at any special meeting called for that purpose. Both our certificate of incorporation and our bylaws provide that provisions of the bylaws that contain supermajority voting requirements may not be altered, amended, repealed or rescinded without the affirmative vote of the board of directors or the holders of the outstanding shares of stock entitled to vote on the matter that is not less than the supermajority specified in such provision.

Notice of stockholder meetings.    In accordance with Section 222(b) of the DGCL, our bylaws provide that written notice of any stockholders’ meeting must be given to each stockholder not less than 10 nor more than 60 days before the meeting date.

Right to call special meeting of stockholders.    Our bylaws authorize the calling of a special meeting of stockholders by the chief executive officer or the president or by resolution of at least three-fourths of the directors then in office. Our stockholders do not have the ability to call a special meeting.

Stockholder nominations and proposals.    Our certificate of incorporation requires a stockholder who intends to nominate a candidate for election to the board of directors at an annual stockholders’ meeting to give not less than 120 days’ notice in advance of the annual stockholders’ meeting to the corporate secretary. In the event of a special meeting, such notice shall be given to the corporate secretary not later than the close of business on the seventh day following the earlier of (1) the date on which notice of such meeting is first given to stockholders or (2) the date on which a public announcement of such meeting is first made. Similarly, our bylaws generally require a stockholder who intends to raise new business at an annual meeting to give not less than 90 days’ notice in advance of the anniversary of the prior year’s annual meeting to the corporate secretary if such annual meeting is to be held within 30 days prior to, on the anniversary of or after the anniversary of the prior year’s annual meeting. In the event that the annual meeting is held at a time other than within the time periods set forth in the immediately preceding sentence, notice by the stockholder would be considered timely if delivered no later than the tenth day following the date on which notice of such meeting is given to the stockholder. This advance notice provision requires a stockholder who desires to raise new business to provide us certain information concerning the nature of the new business, the stockholder and the stockholder’s interest in the matter.

Indemnification of officers, directors and employees.    Under Section 145 of the DGCL, a corporation may indemnify its directors, officers, employees or agents (or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of stockholder derivative suits, the corporation may indemnify its directors, officers, employees or agents (or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees) actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation, unless and only to the extent a court finds that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses as the court deems proper.

The indemnification provisions of the DGCL require indemnification of a director or officer who has been successful on the merits in defense of any action, suit or proceeding that he or she was a party to by virtue of the fact that he or she is or was a director or officer of the corporation.

Our certificate of incorporation provides that we shall indemnify, to the fullest extent permitted under the DGCL, any person who is or was or has agreed to become a director or officer of the Company against costs, charges, expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person or on such person’s behalf in connection with any threatened, pending or completed action, suit or proceeding to which such person is a party by reason of the fact that such person is or was or has agreed to become a director or officer of the Company. This indemnification is conditioned upon the director or officer having acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interest and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. We may, but are not required to, indemnify employees and agents of the Company under the same circumstances as directors and officers. Our certificate of incorporation also provides that we shall indemnify any present or former director or officer of the Company to the extent such person has been successful, on the merits or otherwise (including the dismissal of an action without prejudice), in defense of any action, suit or proceeding against all costs, charges and expenses actually and reasonably incurred by such person.

Business combinations.    Under Section 203 of the DGCL, a corporation is prohibited from engaging in any business combination with an interested stockholder or any entity for a period of three years from the date on which the stockholder first becomes an interested stockholder if the transaction is caused by the interested stockholder. There is an exception to the three-year waiting period requirement if:

•	prior to the stockholder becoming an interested stockholder, the board of directors approves the business combination or the transaction in which the stockholder became an interested stockholder;

•

upon the completion of the transaction in which the stockholder became an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation other than shares held by directors who are also officers and certain employee stock plans; or

•

the business combination is approved by the board of directors and by the affirmative vote of at least 66 2/3% of the outstanding shares of stock entitled to vote not owned by the interested stockholder at a meeting.

The DGCL defines the term “business combination” to include transactions such as mergers, consolidations or transfers of at least 10% of the assets of the corporation. The DGCL defines the term “interested stockholder” generally as any person who (together with affiliates and associates) owns (or in certain cases, within the past three years did own) at least 15% of the outstanding shares of stock entitled to vote. A corporation can expressly elect not to be governed by the DGCL’s business combination provisions in its certificate of incorporation or bylaws, but People’s United has not done so.

In addition, our certificate of incorporation requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of stock entitled to vote, together with the affirmative vote of the holders of at least 50% of the outstanding shares of stock entitled to vote not beneficially owned by an “interested shareholder” (as defined in our certificate of incorporation) to approve certain “business combinations” (as defined in our certificate of incorporation) and related transactions with an “interested shareholder” that would result in us or our subsidiaries being merged into or with another corporation or securities of the Company being issued in a transaction that would permit control of us to pass to another entity, or similar transactions having the same effect. The affirmative vote of the holders of at least two-thirds of the outstanding shares of stock is required in connection with any business combination except (1) in cases where the proposed transaction has been approved in advance by the affirmative vote of at least a majority of the directors who are unaffiliated with the “interested shareholder” and were directors prior to the time when the interested shareholder became an “interested shareholder”; or (2) if the proposed transaction meets certain conditions set forth in our certificate of incorporation, which are designed to afford the stockholders a fair price in consideration for their shares in which case, if a stockholder vote is required, the affirmative vote of the holders of at least a majority of the outstanding shares of stock entitled to vote would be sufficient. The term “interested shareholder” is generally defined in our certificate of incorporation to include any person or entity (subject to certain exceptions) which owns beneficially or controls, directly or indirectly, at least 15% of the outstanding shares of stock entitled to vote.

Stockholder action without a meeting.    Under Section 228 of the DGCL, unless otherwise provided in a corporation’s certificate of incorporation, any action that may be taken at a meeting of stockholders may be taken without a meeting by written consent of the holders of the outstanding shares of stock having not less than the minimum number of votes that would be necessary to authorize such action. However, our certificate of incorporation prohibits stockholder action by written consent.

The provisions described above may discourage attempts by others to acquire control of us without negotiation with our board of directors. This enhances our board of directors’ ability to attempt to promote the interests of all of our stockholders. However, to the extent that these provisions make us a less attractive takeover candidate, they may not always be in our best interests or in the best interests of our stockholders.

Regulatory restrictions on ownership

The ability of a third party to acquire our stock is limited under applicable U.S. banking laws. The Bank Holding Company Act of 1956, as amended (the “BHC Act”) requires any bank holding company to obtain the approval of the Federal Reserve before acquiring, directly or indirectly, more than 5% of any class of our outstanding voting securities, including our common stock or the Preferred Stock if the holders of the Preferred Stock are or become entitled to vote separately for the election of directors as a class as described under “Description of preferred stock—Voting rights—Right to elect two directors upon nonpayment” below. Any “company,” as defined in the BHC Act, other than a bank holding company, is required to obtain the approval of the Federal Reserve before acquiring “control” of us. “Control” generally means (i) the ownership or control of 25% or more of a class of voting securities, (ii) the ability to elect a majority of the directors or (iii) the ability otherwise to exercise a controlling influence over management and policies. A person, other than an individual, that controls us for purposes of the BHC Act is subject to regulation and supervision as a bank holding company under the BHC Act. In addition, under the Change in Bank Control Act of 1978, as amended, and the Federal Reserve’s regulations thereunder, any person, either individually or acting through or in concert with one or more persons, is required to provide notice to the Federal Reserve prior to acquiring, directly or indirectly, 10% or more of any class of our voting securities.

Transfer agent and registrar

The transfer agent and registrar for our common stock is Computershare Inc. The common stock is listed on NASDAQ under the symbol “PBCT.”

Description of preferred stock

The following is a description of the particular terms of the Preferred Stock offered pursuant to this prospectus supplement. The following description is qualified in its entirety by the Certificate of Designations relating to the Preferred Stock (the “Certificate of Designations”), and where this description is inconsistent with the description of the Preferred Stock contained in the Certificate of Designations, the Certificate of Designations will control. This summary is not complete. You should refer to the Certificate of Designations, which will be filed in a Current Report on Form 8-K.

General

The Preferred Stock represents a single series of our authorized preferred stock. We are offering 10,000,000 shares of the Preferred Stock in the aggregate by this prospectus supplement and the accompanying prospectus. Shares of the Preferred Stock, upon issuance against full payment of the purchase price for the shares, will be fully paid and nonassessable.

The Preferred Stock will rank (i) senior, either as to dividends or upon our liquidation, dissolution or winding up, or both, to our common stock and any other class or series of our capital stock that states that it is made junior to the Preferred Stock as to dividends or upon our liquidation, dissolution or winding up, as the case may be, (ii) at least equally, either as to dividends or upon our liquidation, dissolution or winding up, or both, with each other class or series of our capital stock that does not state that it ranks either junior or senior to the Preferred Stock as to dividends or upon our liquidation, dissolution or winding up, as the case may be, and (iii) junior, either as to dividends or upon our liquidation, dissolution or winding up, or both, as to each other class or series of our capital stock, if any, that states that it is made senior to the Preferred Stock as to dividends or upon our liquidation, dissolution or winding up, as the case may be. The Preferred Stock will be subordinated to our existing and future indebtedness. In addition, we will generally be able to pay dividends and distributions upon liquidation, dissolution or winding up only out of lawfully available assets for such payment (after satisfaction of all claims for indebtedness and other non-equity claims). Further, the Preferred Stock may be fully subordinated to interests held by the U.S. government in the event that we enter into a receivership, insolvency, liquidation, or similar proceeding, including a proceeding under the Orderly Liquidation Authority of the Dodd-Frank Act.

The Preferred Stock will not be convertible into, or exchangeable for, shares of any other class or series of our capital stock or other securities. The Preferred Stock is perpetual and has no stated maturity and will not be subject to any sinking fund or other obligation to redeem or repurchase the Preferred Stock. The Preferred Stock is not secured, is not guaranteed by us or any of our affiliates and is not subject to any other arrangement that legally or economically enhances the ranking of the Preferred Stock.

We reserve the right to re-open this series of Preferred Stock and issue additional shares of Preferred Stock either through public or private sales at any time and from time to time without notice to or consent of holders of the Preferred Stock. The additional shares would form a single series with the Preferred Stock. In addition, we may from time to time, without notice to or consent of holders of the Preferred Stock, issue additional shares of preferred stock that rank equally with or junior to the Preferred Stock.

Dividends

General

Dividends on shares of the Preferred Stock will not be cumulative. If for any reason our board of directors or a duly authorized committee of our board of directors does not declare a dividend on the Preferred Stock in respect of a dividend period, then no dividend shall be deemed to have accrued for such dividend period or be payable on the applicable dividend payment date, and we will have no obligation to pay any dividend for that dividend period, whether or not our board of directors or a duly authorized committee of our board of directors declares a dividend on the Preferred Stock for any subsequent dividend period with respect to the Preferred Stock or for any future dividend period with respect to any other series of our preferred stock or our common stock.

Holders of the Preferred Stock will be entitled to receive, when, as and if declared by our board of directors or a duly authorized committee of our board of directors, out of assets legally available for the payment of dividends under Delaware law, non-cumulative cash dividends based on the liquidation preference of the Preferred Stock at a rate equal to (i) 5.625% per annum for each quarterly dividend period from the original issue date of the Preferred Stock to, but excluding, December 15, 2026 (the “Fixed Rate Period”), and (ii) three-month LIBOR plus a spread of 4.02% per annum for each quarterly dividend period from and including December 15, 2026 (the “Floating Rate Period). In the event that we issue additional shares of Preferred Stock after the original issue date, dividends on such additional shares of Preferred Stock may accumulate from and including the original issue date, the then most recent dividend payment date or any other date we specify at the time such additional shares of Preferred Stock are issued.

The dividend rate for each dividend period during the Floating Rate Period will be determined by the calculation agent using three-month LIBOR as in effect on the second London banking day prior to the beginning of the dividend period, which date is the “dividend determination date” for the dividend period. The calculation agent then will add three-month LIBOR as determined on the dividend determination date and the applicable spread. Absent manifest error, the calculation agent’s determination of the dividend rate for a dividend period for the Preferred Stock will be binding and conclusive on you, the transfer agent and us. A “London banking day” means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

The term “three-month LIBOR” means the London interbank offered rate for deposits in U.S. dollars having an index maturity of three months in amounts of at least $1,000,000, as that rate appears on Reuters screen page “LIBOR01” (or any successor or replacement page) at approximately 11:00 a.m., London time, on the relevant dividend determination date.

If no offered rate appears on Reuters screen page “LIBOR01” (or any successor or replacement page) on the relevant dividend determination date at approximately 11:00 a.m., London time, then the calculation agent, in consultation with us, will select four major banks in the London interbank market and will request each of their principal London offices to provide a quotation of the rate at which three-month deposits in U.S. dollars in amounts of at least $1,000,000 are offered by it to prime banks in the London interbank market, on that date and at that time, that is representative of single transactions at that time. If at least two quotations are provided, three-month LIBOR will be the arithmetic average (rounded upward if necessary to the nearest .00001 of 1%) of the quotations provided. Otherwise, the calculation agent, in consultation with us, will select three major banks in New York City and will request each of them to provide a quotation of the rate offered by it at approximately 11:00 a.m., New York City time, on the dividend determination date for loans in U.S. dollars to leading European banks having an index maturity of three months for the applicable dividend period in an amount of at least $1,000,000, that is representative of single transactions at that time. If three quotations are provided, three-month LIBOR will be the arithmetic average (rounded upward if necessary to the nearest .00001 of 1%) of the quotations provided. Otherwise, three-month LIBOR for the next dividend period will be equal to three-month LIBOR in effect for the then-current dividend period or, in the case of the first dividend period in the Floating Rate Period, the most recent rate on which three-month LIBOR could have been determined in accordance with the first sentence of this paragraph had the dividend rate been a floating rate during the Fixed Rate Period.

If declared by our board of directors or a duly authorized committee of our board of directors, we will pay dividends on the Preferred Stock quarterly in arrears, on March 15, June 15, September 15 and December 15 of each year, beginning on December 15, 2016, each such date referred to as a dividend payment date. If any date on which dividends would otherwise be payable during the Fixed Rate Period is not a business day, then the dividend payment due on that date will be due on the next day that is a business day and no additional dividends will accrue as a result of that postponement. If any date on which dividends would otherwise be payable during the Floating Rate Period is not a business day, then the dividend payment date will be the next day that is a business day. However, if the postponement would cause the day to fall in the next calendar month during the Floating Rate Period, the dividend payment date will instead be brought forward to the immediately preceding business day. A business day for the Fixed Rate Period means any day, other than a Saturday or a Sunday, that is not a day on which banking institutions in New York City, New York, are authorized or obligated by law or executive order to close. A business day for the Floating Rate Period means any day, other than a Saturday or a Sunday, that is not a day on which banking institutions in New York City, New York, are authorized or obligated by law or executive order to close, and additionally, is a London banking day (as defined below).

Dividends will be payable to holders of record of shares of the Preferred Stock as they appear on our stock register on the applicable record date, not exceeding 30 days before the applicable payment date, as shall be fixed by our board of directors or a duly authorized committee of the board of directors.

A “dividend period” is the period from, and including, a dividend payment date to, but excluding, the next dividend payment date, except that the initial dividend period will commence on and include the original issue date of the Preferred Stock. Dividends payable on the Preferred Stock for the Fixed Rate Period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable on the Preferred Stock for the Floating Rate Period will be computed on the basis of the actual number of days in a dividend period and a 360-day year. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upward.

If we redeem the Preferred Stock, dividends on shares of the Preferred Stock will cease to accrue on the redemption date, if any, as described below under “—Redemption,” unless we default in the payment of the redemption price of the shares of the Preferred Stock called for redemption. No interest will be payable in respect of any dividend payment on shares of Preferred Stock that may be in arrears.

Additional information

Our ability to pay dividends on shares of the Preferred Stock depends on the ability of the Bank to pay dividends to us. Our ability to pay dividends and the ability of the Bank to pay dividends is governed by federal law and regulations, including requirements to maintain adequate capital above regulatory minimums and safety and soundness practices.

So long as any share of Preferred Stock remains outstanding, unless full dividends on all outstanding shares of the Preferred Stock in respect of the most recently completed dividend period have been declared and paid or a sum sufficient for the payment thereof set aside for such payment:

•

no dividend shall be declared or paid or a sum sufficient for the payment thereof set aside for payment and no distribution shall be declared or made or set aside for payment on any junior stock (other than (i) a dividend payable solely in junior stock or (ii) any dividend in connection with the implementation of a shareholders’ rights plan, or the redemption or repurchase of any rights under any such plan);

•

no shares of junior stock shall be repurchased, redeemed or otherwise acquired for consideration by us, directly or indirectly, nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by us (other than (i) as a result of a reclassification of junior stock for or into other junior stock, (ii) the exchange or conversion of one share of junior stock for or into another share of junior stock, (iii) through the use of the proceeds of a substantially contemporaneous sale of other shares of junior stock, (iv) purchases, redemptions or other acquisitions of shares of the junior stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, (v) purchases of shares of junior stock pursuant to a contractually binding requirement to buy junior stock existing prior to such most recently completed dividend period, including under a contractually binding stock repurchase plan, (vi) the purchase of fractional interests in shares of junior stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged, (vii) purchases or other acquisitions by any of our broker-dealer subsidiaries solely for the purpose of market making, stabilization or customer facilitation transactions in junior stock in the ordinary course of business, (viii) purchases by any of our broker-dealer subsidiaries of our capital stock for resale pursuant to an offering by us of such capital stock underwritten by such broker-dealer subsidiary, or (ix) the acquisition by us or any of our subsidiaries of record ownership in junior stock for the beneficial ownership of any other persons (other than for the beneficial ownership by us or any of our subsidiaries), including as trustees or custodians); and

•

no shares of parity stock, if any, shall be repurchased, redeemed or otherwise acquired for consideration by us, directly or indirectly, nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by us (other than (i) pursuant to pro rata offers to purchase all, or a pro rata portion, of the Preferred Stock and such parity stock, if any, (ii) as a result of a reclassification of parity stock for or into other parity stock, (iii) the exchange or conversion of parity stock for or into other parity stock or junior stock, (iv) through the use of the proceeds of a substantially contemporaneous sale of other shares of parity stock, (v) purchases of shares of parity stock pursuant to a contractually binding requirement to buy parity stock existing prior to such most recently completed dividend period, including under a contractually binding stock repurchase plan, (vi) the purchase of fractional interests in shares of parity stock pursuant to the conversion or exchange provisions of such parity stock or the security being converted or exchanged, (vii) purchases or other acquisitions by any of our broker-dealer subsidiaries solely for the purpose of market making, stabilization or customer facilitation transactions in parity stock in the ordinary course of business, (viii) purchases by any of our broker-dealer subsidiaries of our capital stock for resale pursuant to an offering by us of such capital stock underwritten by such broker-dealer subsidiary, or (ix) the acquisition by us or any of our subsidiaries of record ownership in parity stock for the beneficial ownership of any other persons (other than for the beneficial ownership by us or any of our subsidiaries), including as trustees or custodians); provided that for the avoidance of doubt, references to parity stock in this clause refer to any class or series of capital stock that ranks on a parity with the shares of Preferred Stock as to dividends and upon liquidation, dissolution or winding up.

We will not declare or pay or set apart funds for the payment of dividends on any preferred stock ranking equally with or junior to the Preferred Stock as to dividends, if any, for any period unless we have contemporaneously declared and paid dividends on the shares of Preferred Stock or set aside a sum sufficient for the payment thereof for such payment for the most recently completed dividend period. When dividends are not paid in full upon the shares of Preferred Stock and any other series of preferred stock ranking equally with the Preferred Stock as to dividends, if any, all dividends declared and paid upon the shares of the Preferred Stock and any other series of preferred stock ranking equally with the Preferred Stock as to dividends, if any, will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then-current dividend period per share on Preferred Stock, and accrued dividends, including any accumulations, if any, on such parity stock, if any, bear to each other.

As used in this prospectus supplement, “junior stock” means our common stock and any other class or series of our capital stock over which the Preferred Stock has preference or priority either as to dividends or upon liquidation, dissolution or winding up, or both, as the context may require. As of the date of this prospectus supplement, our common stock is the only series of junior stock outstanding.

As used in this prospectus supplement, “parity stock” means any other class or series of our capital stock that ranks on a parity with the shares of Preferred Stock either as to dividends or upon liquidation, dissolution or winding up, or both, as the context may require. As of the date of this prospectus supplement, there are no series of parity stock outstanding. See “—Other preferred stock” below.

As used in this prospectus supplement, “senior stock” means any other class or series of our capital stock that ranks senior to the Preferred Stock, either as to dividends or upon liquidation, dissolution or winding up, or both, as the context may require. As of the date of this prospectus supplement, there are no series of senior stock outstanding. See “—Other preferred stock” below.

Subject to the conditions described above, and not otherwise, dividends (payable in cash, capital stock, or otherwise), as may be determined by our board of directors or a duly authorized committee of our board of directors, may be declared and paid on junior stock or parity stock, if any, from time to time out of any assets legally available for such payment, and the holders of the Preferred Stock will not be entitled to participate in those dividends.

Redemption

The Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provisions.

Optional redemption

We may redeem the Preferred Stock at our option, in whole or in part, from time to time, on or after December 15, 2026, at a redemption price equal to $25.00 per share, plus any declared and unpaid dividends for prior dividend periods and any accrued but unpaid (whether or not declared) dividends for the then-current dividend period to, but excluding, the redemption date.

Redemption following a regulatory capital treatment event

At any time within 90 days after a regulatory capital treatment event, at the option of our board of directors or a duly authorized committee of our board of directors, we may provide notice of our intent to redeem the Preferred Stock in accordance with the procedures described below, and we may subsequently redeem, out of assets lawfully available therefor, the Preferred Stock in whole, but not in part, at a redemption price equal to $25.00 per share, plus any declared and unpaid dividends for prior dividend periods and any accrued but unpaid (whether or not declared) dividends for the then-current dividend period to, but excluding, the redemption date.

A “regulatory capital treatment event” means the good faith determination by us that, as a result of any: (i) amendment to, or change (including any announced prospective change) in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of Preferred Stock; (ii) proposed change in those laws or regulations that is announced or becomes effective after the initial issuance of any share of Preferred Stock; or (iii) final official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is made, adopted, approved or becomes effective after the initial issuance of any share of Preferred Stock, there is more than an insubstantial risk that we will not be entitled to treat an amount equal to the aggregate liquidation preference of the shares of Preferred Stock then outstanding as “additional Tier 1 Capital” (or its equivalent) for purposes of the capital adequacy rules or regulations of Federal Reserve Regulation Y (or, as and if applicable, the capital adequacy rules or regulations of any successor appropriate federal banking regulator or agency), as then in effect and applicable, for as long as any share of Preferred Stock is outstanding.

Any redemption of the Preferred Stock is subject to our receipt of any required prior approvals from the Federal Reserve or any other regulatory authority and to the satisfaction of any conditions set forth in the capital rules or regulations of the Federal Reserve or any other regulatory authority applicable to the redemption of the Preferred Stock.

Redemption procedures

If shares of the Preferred Stock are to be redeemed, the notice of redemption shall be given by first class mail to the holders of record of the Preferred Stock to be redeemed, mailed not less than 30 days nor more than 60 days prior to the date fixed for redemption thereof (provided that, if the shares of Preferred Stock are held in book-entry form through DTC, we may give such notice in any manner permitted by DTC). Any notice so mailed will be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure to duly give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of the Preferred Stock designated for redemption will not affect the validity of the proceedings for the redemption of any other shares of the Preferred Stock. Each notice of redemption will include a statement setting forth:

•	the redemption date;

•

the number of shares of the Preferred Stock to be redeemed and, if less than all the shares held by the holder are to be redeemed, the number of shares of Preferred Stock to be redeemed from the holder;

•	the redemption price;

•	the place or places where the certificates, if any, evidencing shares of Preferred Stock are to be surrendered for payment of the redemption price; and

•	that dividends on the shares to be redeemed will cease to accrue on the redemption date.

On and after the redemption date, dividends will cease to accrue on shares of Preferred Stock, and such shares of Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, including rights described under “—Voting rights” below, except the right to receive the redemption price plus any declared and unpaid dividends for prior dividend periods and any accrued but unpaid (whether or not declared) dividends for the dividend period to, but excluding, the redemption date.

In case of any redemption of only part of the shares of the Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata, by lot or in such other manner as we may determine to be equitable. Subject to the provisions hereof, our board of directors shall have full power and authority to prescribe the terms and conditions upon which shares of Preferred Stock shall be redeemed from time to time.

Under the Federal Reserve’s current risk-based capital rules applicable to bank holding companies, any redemption of the Preferred Stock is subject to prior approval by the Federal Reserve. See “Risk Factors— Investors should not expect us to redeem the Preferred Stock on the date it becomes redeemable or on any particular date after it becomes redeemable”. Any redemption of the Preferred Stock is subject to our receipt of any required prior approval by the Federal Reserve and to the satisfaction of any conditions set forth in the capital rules or regulations of the Federal Reserve applicable to redemption of the Preferred Stock.

The holders of the Preferred Stock will not have the right to require the redemption or repurchase of the Preferred Stock.

Liquidation rights

In the event we liquidate, dissolve or wind up our business and affairs, either voluntarily or involuntarily, holders of the Preferred Stock will be entitled to receive and to be paid out of our assets legally available for distribution to our stockholders a liquidating distribution of $25.00 per share, plus an amount equal to any declared and unpaid dividends, without accumulation of any undeclared dividends, before we make any payment or distribution of assets to the holders of our common stock or any other class or series of junior stock. Holders of the Preferred Stock will not be entitled to any other amounts from us and will have no right or claim to any of our remaining assets after they have received their full liquidating distribution.

In any such distribution, if our assets are not sufficient to pay the liquidation preference plus declared and unpaid dividends in full to all holders of the Preferred Stock and the liquidation amounts owed to all holders of parity stock, if any, the amounts paid to the holders of the Preferred Stock and parity stock, if any, will be paid pro rata in accordance with the respective aggregate liquidating distributions owed to those holders. If the liquidation preference plus declared and unpaid dividends has been paid in full to all holders of the Preferred Stock and the liquidation amounts owed to all holders of parity stock, if any, have been paid in full to all such holders, the holders of our junior stock shall be entitled to receive all remaining assets of the Company according to their respective rights and preferences.

For purposes of this section, the merger or consolidation by us with or into any other entity, including a merger or consolidation in which the holders of the Preferred Stock receive cash, securities or property for their shares, or the sale, lease, exchange or transfer of all or substantially all of the assets or business of the Company for cash, securities or other consideration, shall not constitute a liquidation, dissolution or winding up of the Company.

Because we are a holding company, our rights and the rights of our creditors and our stockholders, including the holders of the Preferred Stock, to participate in the assets of any of our subsidiaries, including the Bank, upon that subsidiary’s liquidation or recapitalization may be subject to the prior claims of that subsidiary’s creditors, except to the extent that we are a creditor with recognized claims against the subsidiary.

Claims of holders of the Preferred Stock are subordinate to all of our indebtedness and to other non-equity claims on us and our assets, including in the event that we enter into a receivership, insolvency, liquidation or similar proceeding. In addition, claims of holders of the Preferred Stock may be fully subordinated to interests held by the U.S. government in the event that we enter into a receivership, insolvency, liquidation or similar proceeding.

Voting rights

Except as provided below or as otherwise specifically required by law, the holders of the Preferred Stock will have no voting rights.

Right to elect two directors upon nonpayment

If we fail to pay, or declare and set apart for payment, dividends on outstanding shares of the Preferred Stock for six or more quarterly dividend periods, whether or not consecutive, the number of directors on our board of directors shall be increased by two at our first annual meeting of the stockholders held thereafter, and at such meeting and at each subsequent annual meeting until continuous noncumulative dividends for at least one year on all outstanding shares of Preferred Stock entitled thereto shall have been paid, or declared and set apart for payment, in full, the holders of the Preferred Stock shall have the right, voting separately as a class together with holders of any other equally ranked series of preferred stock that have similar voting rights, if any, which we refer to as “voting parity stock,” to elect such two additional members of our board of directors, which we refer to as “preferred directors,” to hold office for a term of one year; provided that our board of directors shall at no time include more than two preferred directors. Upon such payment, or such declaration and setting apart for payment, in full, the terms of the preferred directors shall forthwith terminate, and the number of directors shall be reduced by two, and such voting right of the holders of the Preferred Stock shall cease, subject to increase in the number of directors as described above and to revesting of such voting right in the event of each and every additional failure in the payment of dividends for six quarterly dividend periods, whether or not consecutive, as described above.

Any preferred director may be removed and replaced at any time, with cause as provided by law or without cause by the affirmative vote of the holders of the Preferred Stock voting together as a class with the holders of voting parity stock, to the extent the voting rights of such holders described above are then exercisable. Any vacancy created by removal with or without cause may be filled only as described in the preceding sentence. If the office of any preferred director becomes vacant for any reason other than removal, the remaining preferred director may choose a successor who will hold office for the unexpired term in respect of which such vacancy occurred. In addition, if and when the rights of holders of the Preferred Stock terminate for any reason, including under circumstances described above under “—Redemption,” such voting rights shall terminate along with the other rights (except, if applicable, the right to receive the redemption price plus any declared and unpaid dividends), and the terms of any preferred directors shall terminate automatically and the number of directors reduced by two, assuming that the rights of holders of voting parity stock have similarly terminated.

Under regulations adopted by the Federal Reserve, if the holders of any series of preferred stock are or become entitled to vote separately for the election of directors as a class, such series, along with any other holders of stock that are entitled to vote for the election of directors with that series, will be deemed a class of voting securities. A company holding 25% or more of that class, or less if it otherwise exercises a “controlling influence” over us, will be subject to regulation as a bank holding company under the BHC Act. In addition, at the time the series is deemed a class of voting securities, any other bank holding company or systemically significant nonbank financial company will be required to obtain the prior approval of the Federal Reserve under the BHC Act to acquire or retain more than 5% of that class. Any other person (other than a bank holding company or systemically significant nonbank financial company) will be required to obtain the non-objection of the Federal Reserve under the Change in Bank Control Act of 1978, as amended, to acquire or retain 10% or more of that class.

Other voting rights

So long as any shares of Preferred Stock remain outstanding, the affirmative vote or consent of the holders of at least two-thirds in voting power of all outstanding shares of the Preferred Stock and any voting parity stock, voting together as a separate class of our capital stock, shall be required to authorize or increase the authorized amount of, or issue or create shares of, any class or series of senior stock, or issue any obligation or security convertible into or evidencing the right to purchase any such shares of senior stock.

So long as any shares of Preferred Stock remain outstanding, the affirmative vote or consent of the holders of at least two-thirds in voting power of all outstanding shares of the Preferred Stock, voting together as a separate class of our capital stock, shall be required to:

•

amend, alter or repeal any provision of the Certificate of Designations or our certificate of incorporation so as to adversely affect the powers, preferences, privileges or rights of the Preferred Stock, taken as a whole; provided, however, that any increase in the amount of the authorized or issued Preferred Stock or authorized common stock or authorized preferred stock or the creation and issuance, or an increase or decrease in the authorized or issued amount, of other series of preferred stock ranking equally with or junior to the Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) or the distribution of assets upon liquidation, dissolution or winding up of the Company will not be deemed to adversely affect the powers, preferences, privileges or rights of the Preferred Stock; or

•

consummate a binding share exchange or reclassification involving the Preferred Stock, or a merger or consolidation of us with or into another entity unless (i) the shares of the Preferred Stock remain outstanding or are converted into or exchanged for preference securities of the new surviving entity and (ii) the shares of the remaining Preferred Stock or new preferred securities have terms that are not materially less favorable than the Preferred Stock.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Preferred Stock shall have been redeemed.

In exercising the voting rights described above or when otherwise granted voting rights by operation of law or by us, each share of Preferred Stock will be entitled to one vote.

If we redeem or call for redemption all outstanding shares of Preferred Stock and irrevocably deposit in trust sufficient funds to effect such redemption, at or prior to the time when the act with respect to which such vote would otherwise be required or upon which the holders of the Preferred Stock will be entitled to vote will be effected, the voting provisions described above will not apply.

Voting rights under Delaware law

Delaware law provides that the holders of preferred stock will have the right to vote separately as a class on any amendment to our certificate of incorporation (including any certificate of designations) that would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely. Notwithstanding the foregoing, as permitted by law, our certificate of incorporation provides that any increase or decrease in our authorized capital stock may be adopted by the affirmative vote of holders of capital stock representing not less than a majority of the voting power represented by the outstanding shares of our capital stock entitled to vote. If any such proposed amendment would alter or change the powers, preferences or special rights of one or more series of preferred stock so as to affect them adversely, but would not so affect the entire class of preferred stock, only the shares of the series so affected shall be considered a separate class for purposes of this vote on the amendment. This right is in addition to any voting rights that may be provided for in our certificate of incorporation (including any certificate of designations).

Preemptive and conversion rights

The holders of the Preferred Stock do not have any preemptive or conversion rights.

Other preferred stock

Our certificate of incorporation authorizes our board of directors to create and provide for the issuance of up to 50,000,000 shares of preferred stock, par value $0.01 per share, without the approval of our stockholders. We may issue preferred stock in one or more series, and our board of directors (or a duly authorized committee thereof) can determine the terms, including the designations, powers, preferences and rights (including conversion, voting and other rights) and the qualifications, limitations or restrictions, of any preferred stock.

As of the date of this prospectus supplement, we have no issued and outstanding series of preferred stock.

Listing

We intend to apply to list the shares of Preferred Stock on NASDAQ under the symbol “PBCTP.” If the application is approved, trading of the shares of Preferred Stock on NASDAQ is expected to begin within 30 days after the original issuance date of the Preferred Stock.

Transfer agent, paying agent and registrar

Computershare Inc. will be the transfer agent, paying agent and registrar for the Preferred Stock.

Calculation agent

We will appoint a calculation agent for the Preferred Stock prior to the commencement of the Floating Rate Period.

Book-entry procedures and settlement

We will issue the Preferred Stock under a book-entry system in the form of one or more global securities. We will register the global securities in the name of CEDE & Co., as a nominee for The Depository Trust Company (“DTC”), or such other name as may be requested by an authorized representative of DTC. The global securities will be deposited with DTC.

Following the issuance of the Preferred Stock in book-entry only form, DTC will credit the accounts of its participants with the Preferred Stock upon our instructions. DTC will thus be the only registered holder of the global securities representing the Preferred Stock and will be considered the sole owner of the global securities representing the Preferred Stock.

Global securities may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global securities may be held through the Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”), each as indirect participants in DTC. Transfers of beneficial interests in the global securities will be subject to the applicable rules and procedures of DTC and its direct and indirect participants, including, if applicable, those of Euroclear and Clearstream, which may change from time to time. DTC has advised us as follows: it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with it. DTC also facilitates the post-trade settlement among participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

Direct participants in DTC’s system include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. Access to DTC’s system also is available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly, which we collectively call indirect participants. Persons that are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the participants and the indirect participants. The rules applicable to DTC and its participants are on file with the SEC.

DTC has also advised us that, upon the issuance of the global securities evidencing the Preferred Stock, it will credit, on its book-entry registration and transfer system, the Preferred Stock evidenced thereby to the designated accounts of participants. Ownership of beneficial interests in the global securities will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global securities will be shown on, and the transfer of those ownership interests may be effected only through, records maintained by DTC or its nominee (with respect to participants) and the records of participants and indirect participants (with respect to other owners of beneficial interests in the global securities).

Investors in the global securities that are participants may hold their interests therein directly through DTC. Investors in the global securities are not participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) that are participants in such system. Euroclear and Clearstream will hold interests in the global securities on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositaries. All interests in global securities, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

The laws of some states require that certain purchasers of securities take physical delivery of those securities in definitive form. These laws may impair the ability of holders to transfer beneficial interests in global securities to certain purchasers. Because DTC can act only on behalf of the participants, which in turn act on behalf of the indirect participants, the ability of a person having beneficial interests in a global security to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

So long as DTC or any successor depositary for a global security, or any nominee, is the registered holder of such global security, DTC or such successor depositary or nominee will be considered the sole owner or holder of the Preferred Stock represented by such global security for all purposes. Except as set forth below, owners of beneficial interests in a global security will not be entitled to have the shares of Preferred Stock represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of the shares of Preferred Stock in definitive form, and will not be considered the owners or holders thereof for any purpose. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder. We understand that, under existing industry practices, in the event that we request any action of holders or that an owner of a beneficial interest in the global security desires to give any consent or take any action, DTC or any successor depositary would authorize the participants holding the relevant beneficial interests to give or take such action or consent, and such participants would authorize beneficial owners owning through such participants to give or take such action or consent or would otherwise act upon the instructions of beneficial owners owning through them.

Payment of dividends, if any, distributions upon liquidation or other distributions with respect to the Preferred Stock that are registered in the name of or held by DTC or any successor depositary or nominee will be payable to DTC or such successor depositary or nominee, as the case may be, in its capacity as registered holder of the global securities representing the Preferred Stock. Neither we nor any agent of us will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global securities, for maintaining, supervising or reviewing any records relating to such beneficial ownership interests, or for any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

We have been advised by DTC that its current practice, upon receipt of any payment of dividends, distributions upon liquidation or other distributions with respect to the global securities, is to credit participants’ accounts with payments on the payment date, unless DTC has reason to believe it will not receive payments on such payment date. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the relevant security as shown on the records of DTC. Payments by participants and indirect participants to owners of beneficial interests in the global securities held through such participants and indirect participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participants or indirect participants, and will not be the responsibility of us nor any agent of us. Neither we nor any agent will be liable for any delay by DTC or by any participant or indirect participant in identifying the beneficial owners of the Preferred Stock, and we and any such agent may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Crossmarket transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its depositary; however, such crossmarket transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream. DTC has advised us that it will take any action permitted to be taken by a holder of Preferred Stock only at the direction of one or more participants to whose account DTC has credited the interests in the global securities and only in respect of such portion of the aggregate amount of the shares of Preferred Stock as to which such participant or participants has or have given such direction.

Owners of beneficial interests in a global security will not be entitled to receive physical delivery of the related shares of Preferred Stock or any global security in certificated form and will not be considered the holders of the Preferred Stock or global securities for any purpose, and no global security will be exchangeable, except for another global security of the same denomination and tenor to be registered in the name of DTC or a successor depositary or nominee. Accordingly, each beneficial owner must rely on the procedures of DTC and, if the beneficial owner is not a participant, on the procedures of the participant or indirect participant through which the beneficial owner owns its interest to exercise any rights of a holder.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the global securities among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither we, nor any agent of us will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

The information in this section, including any description of the operations and procedures of DTC, Euroclear and Clearstream, has been provided solely as a matter of convenience. We do not take any responsibility for the accuracy of this information, and this information is not intended to serve as a representation, warranty or contract modification of any kind. The operations and procedures of DTC, Euroclear and Clearstream are solely within the control of such settlement systems and are subject to changes by them. We urge investors to contact such systems or their participants directly to discuss these matters.

Certain United States federal income tax considerations

The following is a summary of certain United States federal income and, in the case of “non-U.S. Holders” (as defined below), estate tax consequences of the purchase, ownership and disposition of our Preferred Stock as of the date hereof. This summary is limited to investors who purchase Preferred Stock in this offering at the initial offering price and who will hold the Preferred Stock as capital assets (generally, property held for investment). This summary does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

•	a dealer in securities or currencies;

•	a financial institution;

•	a regulated investment company;

•	a real estate investment trust;

•	an insurance company;

•	a tax-exempt organization;

•	a person holding our Preferred Stock as part of a hedging, integrated or conversion transaction, a constructive sale or a straddle;

•	a trader in securities that has elected the mark-to-market method of accounting for your securities;

•	a person liable for alternative minimum tax;

•	a partnership or other pass-through entity for United States federal income tax purposes; or

•	a “U.S. Holder” (as defined below) whose “functional currency” is not the United States dollar.

As used herein, the term “U.S. Holder” means a beneficial owner of our Preferred Stock that is for United States federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

As used herein, the term “non-U.S. Holder” means a beneficial owner of our Preferred Stock that is neither a U.S. Holder nor a partnership (or other entity treated as a partnership for United States federal income tax purposes).

If a partnership (or other entity treated as a partnership for United States federal income tax purposes) holds our Preferred Stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our Preferred Stock, you should consult your tax advisors.

The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be replaced, revoked or modified, possibly with retroactive effect, so as to result in United States federal tax consequences different from those discussed below.

This summary does not contain a detailed description of all the United States federal tax consequences to you in light of your particular circumstances and does not address the Medicare tax on net investment income or the effects of any state, local or non-United States tax laws. If you are considering the purchase of our Preferred Stock, you should consult your own tax advisors concerning the United States federal tax consequences to you in light of your particular situation as well as any consequences arising under the laws of any other taxing jurisdiction.

U.S. Holders

Taxation of dividends

For United States federal income tax purposes, a distribution that we pay on our Preferred Stock will be treated as a dividend only to the extent the distribution is paid out of our current or accumulated earnings and profits, as determined for United States federal income tax purposes. Any such dividend you receive with respect to our Preferred Stock will be includable in your gross income as ordinary income on the day actually or constructively received by you. Non-corporate U.S. Holders (including individuals) will generally be eligible for reduced rates of taxation on any dividends received from us with respect to our Preferred Stock, provided that certain holding period and other requirements are satisfied.

To the extent that the amount of any distribution exceeds our current and accumulated earnings and profits for a taxable year, as determined under United States federal income tax principles, the distribution will first be treated as a tax-free return of capital, causing a reduction in the adjusted basis of the Preferred Stock (thereby increasing the amount of gain, or decreasing the amount of loss, to be recognized by you on a subsequent disposition of the Preferred Stock), and the balance in excess of adjusted basis will be taxed as capital gain recognized on a sale or exchange.

If you are a corporation, dividends that are received by you will generally be eligible for a 70% dividends-received deduction under the Code. To be eligible for this dividends-received deduction, a corporation must hold our Preferred Stock for more than 45 days during the 91-day period that begins 45 days before the Preferred Stock become ex-dividend with respect to such dividend and must meet certain other requirements. Corporate U.S. Holders should consider the effect of section 246A of the Code, which reduces the dividends-received deduction allowed to a corporate shareholder that has incurred indebtedness that is “directly attributable” to an investment in portfolio stock such as our Preferred Stock. Corporate U.S. Holders should also consider the effect of section 1059 of the Code, which, under certain circumstances, requires you to reduce the basis of the Preferred Stock for purposes of calculating gain or loss in a subsequent disposition by the portion of any “extraordinary dividend” that is eligible for the dividends-received deduction.

Sale, exchange or redemption of our Preferred Stock

If you sell or otherwise dispose of your Preferred Stock (other than by redemption), you will generally recognize capital gain or loss equal to the difference between the amount realized upon the disposition and your adjusted tax basis in the Preferred Stock. Such gain or loss generally will be long-term capital gain or loss if the Preferred Stock has been held for more than one year, although if you are a non-corporate U.S. Holder that has received an “extraordinary dividend” on the Preferred Stock, you will be required to treat any loss on the sale of the Preferred Stock as a long-term capital loss to the extent of the extraordinary dividends received that qualified for reduced rates of taxation (as described above). Long-term capital gains of non-corporate U.S. Holders (including individuals) are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

A redemption of our Preferred Stock for cash will be treated as a taxable event, either as a sale or exchange of the Preferred Stock (taxable as described in the preceding paragraph) or as a distribution. However, any amounts paid to satisfy unpaid dividends that were declared prior to redemption will be treated as a distribution on the Preferred Stock (taxable as described under the caption “—Taxation of Dividends” above) and not as income paid in cancellation or redemption of the Preferred Stock.

The redemption will be treated as a sale or exchange if it (1) results in a “complete termination” of a U.S. Holder’s interest in our stock, (2) is “substantially disproportionate” with respect to a U.S. Holder, or (3) is not “essentially equivalent to a dividend” with respect to a U.S. Holder, all within the meaning of section 302(b) of the Code. A redemption payment made to a U.S. Holder will be “not essentially equivalent to a dividend” if it results in a “meaningful reduction” in the U.S. Holder’s aggregate interest in our stock. In determining whether any of these tests have been met, stock considered to be owned by a U.S. Holder by reason of certain constructive ownership rules, as well as shares actually owned by such U.S. Holder, must generally be taken into account. However, because the determination as to whether any of the alternative tests of section 302(b) of the Code will be satisfied with respect to any particular U.S. Holder of the Preferred Stock depends upon the facts and circumstances at the time that the determination must be made, prospective U.S. Holders of the Preferred Stock are advised to consult their own tax advisors regarding the tax treatment of a redemption.

If a redemption of Preferred Stock does not satisfy one of the tests under section 302(b) of the Code as described above, the entire amount paid to the U.S. Holder will be treated as a distribution and will be taxable as described under the caption “—Taxation of Dividends” above. If a redemption of Preferred Stock is treated as a distribution that is taxable as a dividend, you should consult with your own tax advisor regarding the allocation of your tax basis between the redeemed Preferred Stock and any remaining Preferred Stock.

Non-U.S. Holders

The following discussion is a summary of certain United States federal income and estate tax consequences that will apply to you if you are a non-U.S. Holder of the Preferred Stock. Special rules may apply to certain non-U.S. Holders, such as “controlled foreign corporations,” “passive foreign investment companies” and certain United States expatriates, among others, that are subject to special treatment under the Code. Such non-U.S. Holders should consult their own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them.

Taxation of dividends

If you are a non-U.S. Holder of our Preferred Stock, dividends (including any redemption treated as a dividend for United States federal income tax purposes, as discussed above under “U.S. Holders—Sale, Exchange or Redemption of our Preferred Stock”) paid to you generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by a non-U.S. Holder within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment) are not subject to the withholding tax, provided certain certification and disclosure requirements (generally on an Internal Revenue Service (“IRS”) Form W-8ECI) are satisfied. Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the non-U.S. Holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. Holder of our Preferred Stock who wishes to claim the benefits of an applicable income tax treaty and avoid backup withholding, as discussed below, for dividends will be required (a) to complete IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our Preferred Stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. Holders that are pass-through entities rather than corporations or individuals.

A non-U.S. Holder of our Preferred Stock that is eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Taxation of dispositions

If you are a non-U.S. Holder, any gain realized on the sale or other disposition of our Preferred Stock generally will not be subject to United States federal income tax unless:

•

the gain is effectively connected with your conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment);

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for United States federal income tax purposes and certain other conditions are met.

A non-U.S. Holder described in the first bullet point immediately above will be subject to tax on the gain derived from the sale or other disposition in the same manner as if the non-U.S. Holder were a United States person as defined under the Code. In addition, if any non-U.S. Holder described in the first bullet point immediately above is a foreign corporation, the gain realized by such non-U.S. Holder may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. Holder described in the second bullet point immediately above will be subject to a 30% (or such lower rate as may be specified by an applicable income tax treaty) tax on the gain derived from the sale or other disposition, which gain may be offset by United States source capital losses even though the individual is not considered a resident of the United States.

We believe we are not and do not anticipate becoming a “United States real property holding corporation” for United States federal income tax purposes.

Federal estate tax

Preferred Stock owned or treated as owned by an individual who is not a citizen or resident (as defined for United States federal estate tax purposes) of the United States at the time of his or her death will be included in the individual’s gross estate for United States federal estate tax purposes (unless an applicable treaty provides otherwise) and therefore may be subject to United States federal estate tax.

Information reporting and backup withholding

U.S. Holders

In general, information reporting will apply to dividends in respect of our Preferred Stock and the proceeds from the sale, exchange or redemption of our Preferred Stock that are paid to you within the United States (and in certain cases, outside the United States), unless you are an exempt recipient such as a corporation. Backup withholding (currently at a 28% rate) may apply to such payments if you fail to provide a taxpayer identification number (generally on an IRS Form W-9) or certification of other exempt status or fail to report in full dividend and interest income.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or as a credit against your United States federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. Holders

Distributions paid to a non-U.S. Holder and the amount of any tax withheld with respect to such distributions generally will be reported to the IRS. Copies of the information returns reporting such distributions and any withholding may also be made available to the tax authorities in the country in which the non-U.S. Holder resides under the provisions of an applicable income tax treaty.

A non-U.S. Holder will be subject to backup withholding (currently at a 28% rate) for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. Holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption (such as its corporate status). Dividends subject to withholding of United States federal income tax as described under the caption “Non-U.S. Holders-Taxation of Dividends” above will not be subject to backup withholding.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition of our Preferred Stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. Holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption (such as its corporate status).

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or as a credit against a non-U.S. Holder’s United States federal income tax liability provided the required information is timely furnished to the IRS.

You should consult your tax advisor regarding the application of the information reporting and backup withholding rules to you.

Additional withholding requirements

Under sections 1471 through 1474 of the Code (such sections commonly referred to as “FATCA”), a 30% United States federal withholding tax may apply to any dividends paid on our Preferred Stock, and, for a disposition of Preferred Stock occurring after December 31, 2018, the gross proceeds from such disposition, in each case paid to (i) a “foreign financial institution” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner that avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial United States beneficial owners of such entity (if any). If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “Non-U.S. Holders-Taxation of Dividends,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. You should consult your own tax advisor regarding these requirements and whether they may be relevant to your ownership and disposition of our Preferred Stock.

Certain ERISA considerations

The following is a summary of certain considerations associated with the purchase and holding of the Preferred Stock by an employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), a plan described in Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) which is subject to Section 4975 of the Code (including an individual retirement account (“IRA”) and a Keogh plan) or provisions under other federal, state, local, non-U.S. or other laws or regulations that are similar to one or more provisions of Title I of ERISA or Section 4975 of the Code (collectively, “Similar Laws”) and any entity whose underlying assets are considered to include “plan assets” any such plan, account or arrangement (each of which we refer to as a “Plan”).

General fiduciary matters.    ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (each, an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan with its fiduciaries or other interested parties. In general, under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan. Plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA or Section 4975(g)(3) of the Code) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code but may be subject to similar prohibitions under applicable Similar Law.

In considering the purchase or holding of the Preferred Stock with a portion of the assets of a Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited transaction issues.    Section 406 of ERISA prohibits ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of Section 3(14) of ERISA, and Section 4975 of the Code imposes an excise tax on certain “disqualified persons,” within the meaning of Section 4975 of the Code, who engage in similar transactions, in each case unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of an ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. In the case of an IRA, the occurrence of a prohibited transaction could cause the IRA to lose its tax-exempt status.

We and/or the underwriters may be parties in interest or disqualified persons with respect to many ERISA Plans and the purchase and/or holding of Preferred Stock by an ERISA Plan with respect to which the issuer, an underwriter or certain of the issuer’s or underwriter’s affiliates is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition and holding of the Preferred Stock. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code each provide a limited exemption, commonly referred to as the “service provider exemption,” from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions between an ERISA Plan and a person that is a party in interest and/or a disqualified person (other than a fiduciary or an affiliate that, directly or indirectly, has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of any ERISA Plan involved in the transaction) solely by reason of providing services to the ERISA Plan or by relationship to a service provider, provided that the ERISA Plan pays no more than “adequate consideration” in connection with the transaction. Each of the above-noted exemptions contains conditions and limitations on its application. Fiduciaries of ERISA Plans considering acquiring any Preferred Stock in reliance on these or any other exemption should carefully review the exemption to assure it is applicable. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the Preferred Stock should not be acquired or held by any person investing “plan assets” of any Plan, unless such acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a similar violation of any applicable Similar Laws.

Representation.    Each purchaser and holder of Preferred Stock will be deemed to have represented and warranted that either (i) it is not a Plan and no portion of the assets used to acquire or hold the Preferred Stock (or any interest therein) constitutes assets of any Plan or (ii) the acquisition and holding of any Preferred Stock (or any interest therein) will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing Preferred Stock on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the Preferred Stock. The acquisition, holding and, to the extent relevant, disposition of Preferred Stock by or to any Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by such Plans generally or any particular Plan, or that such an investment is appropriate for Plans generally or any particular Plan.

Underwriting

We are offering the shares of Preferred Stock described in this prospectus supplement through the underwriters named in the table below (the “underwriters”). J.P. Morgan Securities LLC, Wells Fargo Securities, LLC, Goldman, Sachs & Co. and Keefe, Bruyette & Woods, Inc. are acting as joint book running managers of the offering and as representatives of the underwriters (the “representatives”). We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of shares of Preferred Stock listed next to its name in the following table:

Underwriter	Number of shares
J.P. Morgan Securities LLC	3,000,000
Wells Fargo Securities, LLC	3,000,000
Goldman, Sachs & Co.	1,850,000
Keefe, Bruyette & Woods, Inc.	1,850,000
Janney Montgomery Scott LLC	300,000

Total	10,000,000

The underwriters are committed to purchase all the shares offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the shares directly to the public at the initial public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $0.25 per share for shares sold to institutional investors and $0.50 per share for all other shares. The underwriters may allow, and any such dealer may reallow, a concession, not in excess of $0.20 per share for shares sold to institutional investors and $0.45 per share for all other shares, to any underwriter or to certain other dealers. After the initial public offering of the shares, the offering price and other selling terms may be changed by the underwriters.

The underwriting fee is equal to the public offering price per share of Preferred Stock less the amount paid by the underwriters to us per share of Preferred Stock. The underwriting fee is $0.7875 per share or $0.375 per share in the case of sales to institutional investors. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters.

Underwriting discounts and commissions
Per share	$0.4626(1)
Total	$4,625,737.50

(1)	Reflects 7,877,000 shares of Preferred Stock sold to institutional investors, for which the underwriting discount to be deducted from the public offering price is $0.375 per share of Preferred Stock, and 2,123,000 shares of Preferred Stock sold to other investors, for which the underwriting discount deducted will be $0.7875 per share of Preferred Stock.

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, payable by us will be approximately $990,000.

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed for the period ending 30 days after the date of this prospectus supplement, without the prior written consent of the representatives, not to offer, sell, contract to sell or otherwise dispose of any of our Preferred Stock.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments that the underwriters may be required to make in respect thereof.

The shares of Preferred Stock are a new issue of securities, and there is currently no established trading market for the shares. We intend to apply to list the shares on NASDAQ. If the application to list is approved, trading of the shares on NASDAQ is expected to begin within 30 days after the original issuance date of the Preferred Stock. The underwriters have advised us that they intend to make a market in the shares prior to the date trading on NASDAQ begins. However, they are not obligated to do so and may discontinue any market making in the shares at any time in their sole discretion. Therefore, we cannot assure you that a liquid trading market for the shares will develop, that you will be able to sell your shares at a particular time or that the price you receive when you sell will be favorable.

The underwriters have advised us that, pursuant to Regulation M of the Exchange Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the preferred stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase Preferred Stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the Preferred Stock or preventing or retarding a decline in the market price of the Preferred Stock, and, as a result, the price of the Preferred Stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on NASDAQ, in the over the counter market or otherwise.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Preferred Stock. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

We expect that delivery of the shares of Preferred Stock will be made on about October 31, 2016, which will be more than three U.S. business days after the date of pricing of the Preferred Stock (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to the trade expressly agree otherwise. Accordingly, purchasers who wish to trade their shares of the Preferred Stock on the initial pricing date of the shares of Preferred Stock or the succeeding business day will be required, by virtue of the fact that the shares of Preferred Stock initially will settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement and should consult their advisors.

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us and our affiliates. They have received, and may in the future receive, customary fees and commissions for these transactions.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments, including serving as counterparties to certain derivative and hedging arrangements, and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments.

Our affiliates, including People’s Securities, Inc., may use this prospectus supplement and the accompanying prospectus in connection with offers and sales of the shares in the secondary market. These affiliates may act as principal or agent in those transactions. Secondary market sales will be made at prices related to market prices at the time of sale.

Selling restrictions

Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption form, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of the shares may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of the shares may be made at any time under the following exemptions under the Prospectus Directive:

•	To any legal entity which is a qualified investor as defined in the Prospectus Directive;

•	To fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representatives for any such offer; or

•	In any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of shares shall result in a requirement for the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive or a supplemental prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to the shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase the shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (as amended), including by Directive 2010/73/EU and includes any relevant implementing measure in the Relevant Member State.

This European Economic Area selling restriction is in addition to any other selling restrictions set out below.

United Kingdom

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

Hong Kong

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Validity of the shares

The validity of the shares offered hereby will be passed upon for us by Simpson Thacher & Bartlett LLP. The underwriters have been represented in connection with this offering by Cravath, Swaine & Moore LLP.

Experts

The consolidated financial statements of People’s United Financial, Inc. and subsidiaries as of December 31, 2015 and 2014, and for each of the years in the three-year period ended December 31, 2015, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2015 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS

PEOPLE’S UNITED FINANCIAL, INC.

Senior Debt Securities

Subordinated Debt Securities

Preferred Stock

Depositary Shares

Common Stock

Warrants

Stock Purchase Contracts

Units

The securities listed above may be offered by us and/or may be offered and sold, from time to time, by one or more selling securityholders to be identified in the future. We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in the securities described in the applicable prospectus supplement. Our common stock is listed on the NASDAQ Global Select Market and trades under the ticker symbol “PBCT.” If we decide to list or seek a quotation for any other securities, the prospectus supplement relating to those securities will disclose the exchange or market on which those securities will be listed or quoted.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, as designated from time to time, or directly to purchasers, on a continuous or delayed basis.

This prospectus may not be used to offer and sell securities unless accompanied by the applicable prospectus supplement. You should carefully read this prospectus and any applicable prospectus supplement and free writing prospectus, together with any documents we incorporate by reference, before you invest in our securities.

These securities will be our equity securities or unsecured obligations, and are not savings accounts, deposits or other obligations of any bank or savings association and will not be insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.

Investing in our securities involves risks. You should carefully consider the risk factors included and incorporated by reference into this prospectus and in any applicable prospectus supplement before investing in our securities.

Neither the Securities and Exchange Commission, any state securities commission, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated September 20, 2016

Unless the context requires otherwise, references to “we,” “us,” “our” or similar terms are to People’s United Financial, Inc. and its subsidiaries.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration process. Under this shelf registration process, we may offer and sell from time to time any combination of senior debt securities, subordinated debt securities, preferred stock, depositary shares, common stock, warrants, stock purchase contracts and units in one or more offerings up to an indeterminate total dollar amount. The debt securities, preferred stock, warrants, stock purchase contracts and units may be convertible into or exercisable or exchangeable for common or preferred stock or other securities issued by us or debt or equity securities issued by one or more other entities. In addition, certain selling securityholders may, from time to time, offer and sell shares of our common stock or preferred stock, in each case, in amounts, at prices and on terms that will be determined at the time of any such offering.

We may use this prospectus in the initial sale of the securities listed above.

Each time we offer and sell securities using this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in or incorporated by reference into this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.” We may also prepare free writing prospectuses that describe particular securities. Any free writing prospectus should also be read in connection with this prospectus and with any prospectus supplement referred to therein. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement or any free writing prospectus. If there is any inconsistency between the information in this prospectus and the information in the prospectus supplement, you should rely on the information in the prospectus supplement.

The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the securities offered under this prospectus. The registration statement and the exhibits can be read at the SEC web site or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

The distribution of this prospectus and any applicable prospectus supplement and the offering of the securities in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus and any applicable prospectus supplement come should inform themselves about and observe any such restrictions. This prospectus and any applicable prospectus supplement do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available at the offices of the NASDAQ Global Select Market, located at 1735 K Street, N.W., Washington, D.C. 20006.

The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in this prospectus or in documents that have been incorporated by reference, by making future filings with the SEC, the information in this prospectus or incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other

i

words, in all cases, if you are considering whether to rely on information contained in this prospectus or information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later. We incorporate by reference the documents listed below and any additional documents we file with the SEC in the future under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until our offering is completed (other than information and exhibits in such documents that are deemed, in accordance with the Exchange Act and SEC rules, not to have been filed under the Exchange Act):

•	Annual Report on Form 10-K for the year ended December 31, 2015;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016;

•	Current Reports on Form 8-K filed on April 22, 2016, June 27, 2016, June 28, 2016 and July 22, 2016 (Item 8.01 only); and

•

The description of our common stock contained in our Registration Statement on Form 8-A filed on February 22, 2007 with the SEC, including any amendment or report filed for the purpose of updating such description.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, upon written or oral request to us at the following address:

People’s United Financial, Inc.

Investor Relations

850 Main Street, 15th Floor,

Bridgeport, Connecticut 06604

(203) 338-4581

You should rely only on the information contained or incorporated by reference into this prospectus and the applicable prospectus supplement. Neither we nor any underwriter or agent have authorized anyone else to provide you with additional or different information. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We and any selling securityholders are offering these securities only in jurisdictions where such offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement or any free writing prospectus prepared by us or any document incorporated by reference is accurate as of any date other than the date on the front cover of the applicable document.

RISK FACTORS

Investing in our securities involves risks. Before you make a decision to buy our securities, in addition to the risks and uncertainties discussed below under “Special Note Regarding Forward-Looking Statements,” you should carefully read and consider all of the information included and incorporated by reference into this prospectus, including the risk factors incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 2015, and under the caption “Risk Factors” or any similar caption in the other documents and reports that we file with the SEC after the date of this prospectus that are incorporated or deemed to be incorporated by reference into this prospectus as well as any risks described in any applicable prospectus supplement or free writing prospectus that we provide you in connection with an offering of securities pursuant to this prospectus. Additionally, the risks and uncertainties discussed in this prospectus or in any document incorporated by reference into this prospectus are not the only risks and uncertainties that we face, and our business, financial condition, liquidity and results of operations and the market price of any securities we may sell could be materially adversely affected by additional factors that apply to all companies generally, as well as other risks that are not known to us or that we currently do not consider to be material.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements made in, or incorporated by reference into, this prospectus and any applicable prospectus supplement or free writing prospectus that are not historical facts and that reflect our current view about future events and financial performance are hereby identified as “forward-looking statements.” In general, forward-looking statements usually use words such as “believe,” “expect,” “anticipate,” “intend,” “target,” “estimate,” “continue,” “positions,” “plan,” “predict,” “project,” “forecast,” “guidance,” “goal,” “objective,” “prospects,” “possible” or “potential,” by future conditional verbs such as “assume,” “will,” “would,” “should,” “could” or “may,” by variations of such words or by similar expressions, and include all statements about our operating results or financial position for future periods. Forward-looking statements represent management’s beliefs, based upon information available at the time the statements are made, with regard to the matters addressed; they are not guarantees of future performance.

All forward-looking statements are subject to risks and uncertainties that could cause our actual results or financial condition to differ materially from those expressed in or implied by such statements. Factors of particular importance to us include, but are not limited to: (1) changes in general, international, national or regional economic conditions; (2) changes in interest rates; (3) changes in loan default and charge-off rates; (4) changes in deposit levels; (5) changes in levels of income and expense in non-interest income and expense related activities; (6) changes in accounting and regulatory guidance applicable to banks; (7) price levels and conditions in the public securities markets generally; (8) competition and its effect on pricing, spending, third-party relationships and revenues; and (9) changes in regulation resulting from or relating to financial reform legislation.

All forward-looking statements can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Consequently, no forward-looking statement can be guaranteed. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should carefully read the factors described in the “Risk Factors” section of this prospectus, the applicable prospectus supplement and the documents incorporated by reference into this prospectus for a description of certain risks that could, among other things, cause our actual results to differ from these forward-looking statements.

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THE COMPANY

People’s United Financial, Inc. (“People’s United” or the “Company”) is a bank holding company and a financial holding company registered under the Bank Holding Company Act of 1956, as amended, and is incorporated under the state laws of Delaware. People’s United is the holding company for People’s United Bank, National Association (the “Bank”), a national banking association headquartered in Bridgeport, Connecticut. Prior to February 23, 2015, People’s United was a savings and loan holding company within the meaning of the Home Owners’ Loan Act and the Bank was a federally-chartered savings bank. These changes primarily affect the manner in which both People’s United and the Bank are regulated, and did not have a material effect on either People’s United’s or the Bank’s financial condition or results of operations.

The principal business of People’s United is to provide, through the Bank and its subsidiaries, commercial banking, retail banking and wealth management services to individual, corporate and municipal customers. Traditional banking activities are conducted primarily within New England and southeastern New York, and include extending secured and unsecured commercial and consumer loans, originating mortgage loans secured by residential and commercial properties, and accepting consumer, commercial and municipal deposits.

In addition to traditional banking activities, the Bank provides specialized financial services tailored to specific markets including: personal, institutional and employee benefit trust; cash management; and municipal banking and finance. Through its non-banking subsidiaries, the Bank offers: brokerage, financial advisory services, investment management services and life insurance through People’s Securities, Inc.; equipment financing through People’s Capital and Leasing Corp. and People’s United Equipment Finance Corp.; and other insurance services through People’s United Insurance Agency, Inc.

Additional information about us and our subsidiaries is included in the documents incorporated by reference in this prospectus under the heading “Where You Can Find More Information.”

People’s United is a separate and distinct legal entity from our banking and other subsidiaries. People’s United is dependent upon dividends from the Bank and our other subsidiaries to provide funds for the payment of dividends on our common and preferred stock, if any, to service our debt and for general corporate purposes. Various federal and state statutes and regulations limit the amount of dividends that our banking and other subsidiaries may pay to us without regulatory approval. Our ability to pay cash dividends is governed by federal law and regulations, including requirements to maintain adequate capital above regulatory minimums and safety and soundness practices.

Our principal executive offices are located at 850 Main Street, Bridgeport, Connecticut 06604, and our telephone number at that address is 203-338-7171.

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CONSOLIDATED EARNINGS RATIOS

Our consolidated ratios of earnings (from continuing operations) to fixed charges and earnings (from continuing operations) to combined fixed charges and preferred stock dividend requirements for each of the five fiscal years ended December 31, 2015, 2014, 2013, 2012 and 2011 and the six months ended June 30, 2016 are as follows:

	Six Months Ended June 30, 2016	Years Ended December 31,
		2015	2014	2013	2012	2011
Ratio of Earnings to Fixed Charges (1)
Excluding interest on deposits	6.68x	7.69x	7.97x	7.79x	13.35x	9.62x
Including interest on deposits	3.31x	3.54x	3.81x	3.63x	4.06x	3.07x
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividend Requirements (1)(2)
Excluding interest on deposits	6.68x	7.69x	7.97x	7.79x	13.35x	9.62x
Including interest on deposits	3.31x	3.54x	3.81x	3.63x	4.06x	3.07x

(1)	Earnings consists of income from continuing operations before income tax expense plus fixed charges. Fixed charges consist of interest expense on deposits and borrowings, amortization of deferred debt costs and one-third of rent expense, which approximates the estimated interest portion of rent expense. These ratios are presented both including and excluding interest on deposits. Fixed charges excluding interest on deposits consist of interest on borrowings, amortization of deferred debt costs and one-third of rent expense, which approximates the interest component of rent expense. Fixed charges including interest on deposits consist of the preceding items plus interest on deposits.
(2)	There were no preferred shares outstanding during the periods presented; therefore, the ratio of earnings to combined fixed charges and preferred stock dividend requirements is not different from the ratio of earnings to fixed charges for the periods presented.

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USE OF PROCEEDS

Unless otherwise described in the applicable prospectus supplement, we will use the net proceeds we receive from the sale of the securities offered by this prospectus and the applicable prospectus supplement for general corporate purposes. General corporate purposes may include the repayment of debt, investments in or extensions of credit to our subsidiaries, redemption of our securities or the financing of possible acquisitions or business expansion. We may invest the net proceeds temporarily or apply them to repay debt until we are ready to use them for their stated purpose. In the case of a sale of securities by any selling securityholders, we will not receive any of the proceeds from such sale.

VALIDITY OF THE SECURITIES

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities will be passed upon for us by Robert E. Trautmann, our General Counsel, or such other legal officer as we may designate from time to time, and Simpson Thacher & Bartlett LLP, New York, New York. Mr. Trautmann beneficially owns shares of our common stock and options to acquire additional shares of our common stock. Certain legal matters will be passed upon for any underwriters by the counsel to such underwriters specified in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of People’s United Financial, Inc. and subsidiaries as of December 31, 2015 and 2014, and for each of the years in the three-year period ended December 31, 2015, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2015 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

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